Exhibit 10.5

Execution Copy
AMENDED AND RESTATED CREDIT AGREEMENT
Dated as of March 31, 2009
among
FRANKLIN CREDIT ASSET CORPORATION,
TRIBECA LENDING CORP.
AND
THE OTHER BORROWERS PARTY HERETO
as Borrowers,
THE FINANCIAL INSTITUTIONS PARTY HERETO AS LENDERS,
as Lenders, and
THE HUNTINGTON NATIONAL BANK,
as Administrative Agent

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ii

iii

SCHEDULES

SCHEDULE 1	Borrowers
SCHEDULE 2	Participation Agreements
SCHEDULE 3	Commitments of Lenders
SCHEDULE 6.15	Subsidiaries
SCHEDULE 7	Transaction Documents
SCHEDULE 7.22	Post-Closing Matters

EXHIBITS

EXHIBIT A	Form of Tranche A Promissory Note
EXHIBIT B	Form of Tranche B Promissory Note
EXHIBIT C	Form of Tranche C Promissory Note
EXHIBIT D	Form of Security Agreement
EXHIBIT E	Form of Investment Property Security Agreement
EXHIBIT F	Form of Holding Pledge Agreement
EXHIBIT G	Form of Pledge Agreement – Claims
EXHIBIT H	Form of Assignment and Acceptance Agreement

i

AMENDED AND RESTATED CREDIT AGREEMENT
          This AMENDED AND RESTATED CREDIT AGREEMENT, dated as of March 31, 2009 (as the same may be amended, supplemented or otherwise modified and in effect from time to time in accordance with the terms hereof, this “Agreement”) is entered into by and among FRANKLIN CREDIT ASSET CORPORATION, a Delaware Corporation (“Franklin Asset”), TRIBECA LENDING CORP., a New York corporation (“Tribeca”), Franklin Asset, LLC, a Delaware limited liability company (“FCAC Subco”) and the other BORROWERS listed on Schedule 1 hereto, (together, with Franklin Asset, Tribeca and FCAC Subco, each, a “Borrower” and collectively, the “Borrowers”), THE FINANCIAL INSTITUTIONS PARTY HERETO AS LENDERS (each, a “Lender” and collectively, the “Lenders”), and THE HUNTINGTON NATIONAL BANK (“Huntington”), as administrative agent for the Lenders (in such capacity, together with its successors and assigns in such capacity, the “Administrative Agent”).
RECITALS:
     WHEREAS, certain of the Borrowers, Franklin Credit Management Corporation (“FCMC”) and Huntington (as successor-in-interest to Sky Bank) are parties to that certain Master Credit and Security Agreement, dated as of October 13, 2004, as the same has been amended, supplemented, restated or otherwise modified prior to the date of this Agreement (the “Franklin Master Agreement”), pursuant to which Huntington holds certain outstanding loans made to the applicable Borrowers (the “Franklin Master Term Loans”, which term shall be exclusive of loans evidenced by (i) a certain Flow 2006 F Corp. note in the original principal amount of $19,863,972.93, (ii) a certain FCMC 2006 M Corp. note in the original principal amount of $16,183,766.66, and (iii) a certain FCMC 2006 K Corp. note in the original principal amount of $14,433,383.90, together the “Static Loans”), which Franklin Master Term Loans are secured by, among other things, certain Mortgage Loans as provided in the Franklin Master Agreement and the other agreements entered into in connection therewith; and
     WHEREAS, FCMC and Huntington (as successor-in-interest to Sky Bank) are parties to that certain Flow Warehousing Credit and Security Agreement, dated as of August 11, 2006, as the same has been amended, supplemented, restated or otherwise modified prior to the date of this Agreement (the “Franklin Warehousing Agreement”), pursuant to which Huntington holds certain outstanding loans made to FCMC and in connection therewith issued certain outstanding letters of credit for the account of FCMC (collectively, the “Franklin Warehousing Credits”), which loans and reimbursement obligations under such letters of credit are secured by, among other things, certain Mortgage Loans as provided in the Franklin Warehousing Agreement and the other agreements entered into in connection therewith; and
     WHEREAS, FCMC and Huntington (as successor-in-interest to Sky Bank) are parties to that certain Term Loan and Security Agreement, dated as of February 22, 1995, as the same has been amended, supplemented, restated or otherwise modified prior to the date of this Agreement (the “Franklin Term Loan Agreement”), pursuant to which Huntington holds certain outstanding loans made to FCMC (the “Franklin Revolving Loans”), which loans are secured by, among other things, certain Mortgage Loans as provided in the Franklin Term Loan Agreement and the other agreements entered into in connection therewith; and
     WHEREAS, certain of the Borrowers, Tribeca and Huntington (as successor-in-interest to Sky Bank) are parties to that certain Master Credit and Security Agreement, dated as of February 28, 2006, as the same has been amended, supplemented, restated or otherwise modified prior to the date of this Agreement (the “Tribeca Master Agreement”), pursuant to which Huntington holds certain outstanding loans made to the applicable Borrowers (the “Tribeca Master Term Loans”), which Tribeca Master Term Loans are secured by, among other things, certain Mortgage Loans as provided in the Tribeca Master Agreement and the other agreements entered into in connection therewith; and
     WHEREAS, Tribeca and Huntington (as successor-in-interest to Sky Bank) are parties to that certain Warehousing Credit and Security Agreement, dated as of October 18, 2005, as the same has been amended, supplemented, restated or otherwise modified prior to the date of this Agreement (the “Tribeca Warehousing Agreement”), pursuant to which Huntington holds certain outstanding loans made to Tribeca (the “Tribeca Warehousing Credits”), which loans are secured by, among other things, certain Mortgage Loans as provided in the Tribeca Warehousing Agreement and the other agreements entered into in connection therewith; and
     WHEREAS, Tribeca, certain of the Borrowers, FCMC and Huntington are parties to a certain Joinder and Amendment No. 1 to Tribeca Forbearance Agreement, dated as of March 31, 2008, and certain loan documents and agreements related thereto, pursuant to which, among other things, Huntington extended credit (the “Tribeca LI Loans”) to Tribeca and certain of the Borrowers to refinance a certain credit facility of BOS (USA) Inc. to Tribeca LI 2005 Corp., and BOS (USA) Inc. concurrently purchased an undivided participation interest in the amount of such credit extended by Huntington; and
     WHEREAS, the Franklin Master Agreement, the Franklin Warehousing Agreement, the Franklin Term Loan Agreement, the Tribeca Master Agreement and the Tribeca Warehousing Agreement are collectively referred to as the “Credit Agreements,” and the Franklin Master Term Loans, the Franklin Warehousing Credits, the Franklin Revolving Loans, the Tribeca Master Term Loans, the Tribeca Warehousing Credits and the Tribeca LI Loans are collectively referred to as the “Commercial Loans”); and
     WHEREAS, FCMC, Holding, Franklin Asset, certain of the Borrowers and Huntington are parties to that certain First Amended and Restated Forbearance Agreement and Amendment to Credit Agreements dated as of December 19, 2008, as the same has been amended, supplemented, restated or otherwise modified prior to the date of this Agreement, and which amended and restated a certain Forbearance Agreement and Amendment to Credit Agreements dated as of December 27, 2007 (together, the “Existing Franklin Forbearance Agreement”), pursuant to the terms of which Huntington agreed not to exercise its rights to initiate proceedings to foreclose or otherwise realize upon the Collateral which secures the Obligations of the loan parties thereunder as a consequence of the defaults acknowledged therein, and the loan parties thereto granted Liens to Huntington in all assets of such loan parties as provided in such loan documents and other agreements entered into in connection therewith; and

     WHEREAS, FCMC, Holding, Tribeca, certain of the Borrowers and Huntington are parties to that certain First Amended and Restated Tribeca Forbearance Agreement and Amendment to Credit Agreements dated as of December 19, 2008, as the same has been amended, supplemented, restated or otherwise modified prior to the date of this Agreement, and which amended and restated a certain Tribeca Forbearance Agreement and Amendment to Credit Agreements dated as of December 27, 2007 (the “Existing Tribeca Forbearance Agreement” and together with the Existing Franklin Forbearance Agreement, the “Existing Forbearance Agreements”), pursuant to the terms of which Huntington agreed not to exercise its rights to initiate proceedings to foreclose or otherwise realize upon the Collateral which secures the Obligations of the loan parties thereunder as a consequence of the defaults acknowledged therein, and the loan parties thereto granted Liens to Huntington in all assets of such loan parties as provided in such loan documents and other agreements entered into in connection therewith;
     WHEREAS, in connection with the Credit Agreements and the Existing Forbearance Agreements, FCMC, Tribeca, Holding, Borrowers and FCMC, as applicable, are parties to certain promissory notes, security agreements, pledge agreements, powers of attorney, letter of credit reimbursement agreements, pledge agreements, control agreements, joinder agreements, counterpart signature pages, assignments, collateral assignments, guaranties, banking services agreements, hedging agreements, financing statements and other loan documents (as amended, restated, supplemented or otherwise modified from time to time prior to the date hereof, together with each Credit Agreement and Existing Forbearance Agreement, an “Existing Loan Document”, and together the “Existing Loan Documents”);
     WHEREAS, the Lenders, other than Huntington, hold undivided participation interests in the Commercial Loans, the Existing Forbearance Agreements, all loan documents relating thereto and all collateral security therefor, pursuant to the participation agreements or amended and restated participation (the “Participation Agreements”) and in the amounts set forth on Schedule 2 hereto, and such Lenders desire to amend and restate such participation interests as Advances subject to the terms of this Agreement and terminate the Participation Agreements and all agreements incidental thereto; and
     WHEREAS, Holding and FCMC have requested that the Administrative Agent and the Lenders agree to the following:
     (i) the formation of New Trust for which Huntington is certificate trustee, and Wilmington Trust Company is owner trustee, the formation of Newco 1, a merger subsidiary wholly-owned by FCAC Subco, the dissolution of Trusts DB and the transfer of any assets of the Trusts DB to FCMC and Tribeca, as depositors of such trusts, subject to the Liens of the Existing Loan Documents on a portion thereof;
     (ii) the contribution, transfer and assignment of all interests of FCMC, Holding, the Borrowers and the Trusts DB, as applicable, in all Mortgage Loans and REO Properties held as collateral security for the Commercial Loans to New Trust pursuant to the consummation of the Transfer Agreement for Mortgage Loans and REO Properties, the issuance by New Trust of the REIT Trust Certificates and the Participant Trust Certificates to FCAC Subco as directed by the depositors to New Trust, the contribution of the REIT Trust Certificates to Newco 1, a wholly-owned subsidiary of FCAC Subco, and the subsequent merger of the Equity Interests of Newco 1 into Newco 2 LLC pursuant to the Transfer and Merger Agreement in exchange for the issuance of the REIT Shares;
     (iii) the grant by the applicable Borrowers of security interests and Mortgages in the Collateral as set forth in the Agreement as collateral security for the Advances in exchange for the consent of the Administrative Agent and each Lender to transfer all such Mortgage Loans and REO Properties to New Trust subject to the Liens of the Existing Loan Documents and this Agreement;
     (iv) the entry into a new servicing agreement between FCMC and New Trust;
     (v) the release of FCMC and Holding from their respective Guaranties of payment in favor of Huntington and the Lenders, in substitution for limited recourse guaranties of such entities, and the release of the assets of FCMC and Holding (other than the Collateral set forth in this Agreement or the Loan Documents) from the operation of the Liens under the Existing Loan Documents;
          (collectively, the “Transactions”); and
     WHEREAS, the Loan Parties, the Administrative Agent and the Lenders wish to amend and restate the Credit Agreements and the Existing Forbearance Agreements and assign all Liens held in respect of the collateral security therefor to the Administrative Agent, on the terms and conditions set forth herein, in order to, among other things, (a) consolidate the Commercial Loans and establish the aggregate outstanding principal amounts thereof as of the Effective Date into (i) a term loan facility in the amount of the Tranche A Commitment, divided into four sub-tranches, (ii) a term loan facility in the amount of the Tranche B Commitment, divided into two sub-tranches, and (iii) a term loan facility in the amount of the Tranche C Commitment, (b) maintain each of Tranche A, Tranche B and Tranche C as full recourse, joint and several obligations of each Borrower, and (c) reaffirm all obligations, liabilities and Liens and grant Liens on substantially all assets of each Loan Party (other than Holding and FCMC).
          NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows:
          Article I. Definitions and Accounting Matters.
          Section 1.01 Certain Defined Terms. As used herein and the recitals, the following terms shall have the following meanings (all terms defined in this Section 1.01 or in other provisions of this Agreement in the singular to have the same meanings when used in the plural and vice versa):
     “Address for Notices” shall have the meaning assigned thereto in Section 10.02.

     “Administration Agreement” shall mean a certain Administration Agreement dated as of the Effective Date between the Administrative Agent and New Trust, as amended, restated, supplemented or otherwise modified from time to time.
     “Administrative Agent” shall have the meaning assigned to that term in the preamble and as further defined in Section 11.01.
     “Administrative Agent Fees” shall mean the annual fee equal to $300,000.
     “Advance” or “Advances” shall mean one or more of the Tranche A Advances, the Tranche B Advances or the Tranche C Advances, or any combination thereof.
     “Affected Lender” shall have the meaning assigned thereto in Section 2.03(c).
     “Affiliate” shall mean, with respect to any Person, any other Person who, directly or indirectly, controls, is controlled by, or is under common control with, such Person. For purposes of this definition, “control” (together with the correlative meanings of “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power (a) to vote ten percent (10%) or more of the securities (on a fully diluted basis) having ordinary voting power for the directors or managing general partners (or their equivalent) of such Person, or (b) to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by contract, or otherwise.
     “Agreement” shall have the meaning assigned to that term in the preamble of this Agreement.
     “Applicable Collections Amount” shall have the meaning assigned thereto in Section 2.04(d).
     “Applicable Margin” shall mean, with respect to each Tranche A Advance, 2.25% and with respect to each Tranche B Advance, 2.75%:
     “Application and Agreement for Letter of Credit” shall mean an application and agreement for standby letter of credit by, between and among any Loan Party, on the one hand, and Huntington, on the other hand, in a form provided by Huntington, either as originally executed or as it may from time to time be supplemented, modified, amended, renewed or extended.
     “Assignment and Acceptance” shall mean an assignment and acceptance entered into by a Lender and an Eligible Assignee (with the consent of any party whose consent is required by Section 12.02) and accepted by the Administrative Agent, in substantially the form of Exhibit H or any other form approved by the Administrative Agent.
     “Bankruptcy Code” shall mean Title 11 of the United States Code (11 U.S.C. Section 101 et seq.), as amended by the Bankruptcy Reform Act and as further amended from time to time, or any successor statute.

     “Bankruptcy Reform Act” shall mean the Bankruptcy Abuse Prevention and Consumer Protection Act of 2005, effective as of October 17, 2005.
     “Blocked Account” shall have the meaning assigned to such term in Section 3.01(a).
     “Borrower” and “Borrowers” shall have the meanings assigned to such terms in the preamble of this Agreement.
     “Borrower Representative” shall mean Franklin Asset acting as the representative of the Borrowers pursuant to Section 2.09.
     “BOS” shall mean BOS (USA) Inc.
     “BOS Adjustment” shall mean, in respect of any period, determined quarterly in arrears, either (i) if a positive number, an additional payment made to BOS or (ii) if a negative number, a deduction from payments to be made to BOS, in each instance in respect of Tranche A Advances, based on the following calculation: (x) net Collections arising from any Mortgage Loan originated by Tribeca or any Subsidiary thereof, REO Property resulting from any such Mortgage Loan and any other collateral security securing any such Mortgage Loan as of the Effective Date, multiplied by (y) 10.53765%, minus (z) amounts received by BOS in respect of it Tranche A Advances for such period.
     “Business Day” shall mean any day other than (i) a Saturday, Sunday, or other day on which commercial banks are required or authorized to close under the laws of the State of Ohio or (ii) a day on which any Custodian is required or authorized to close under the laws of the state in which such Custodian’s offices are located and, if such day relates to a determination of LIBOR, means any such day on which dealings in Dollar deposits are conducted by and between banks in the London interbank eurodollar market.
     “Capital Lease Obligations” shall mean, for any Person, all obligations of such Person to pay rent or other amounts under a lease of (or other agreement conveying the right to use) Property to the extent such obligations are required to be classified and accounted for as a capital lease on a balance sheet of such Person under GAAP, and, for purposes of this Agreement, the amount of such obligations shall be the capitalized amount thereof, determined in accordance with GAAP.
     “Capital Stock” shall mean any and all shares, interests, participations or other equivalents (however designated) of capital stock of a corporation, any other Equity Interests in an entity however designated, any membership interests in a limited liability company, any and all similar ownership interests in a Person, in each case whether certificated or uncertificated, and any and all warrants or options to purchase any of the foregoing.
     “Cash Equivalents” shall mean (a) securities with maturities of ninety (90) days or less from the date of acquisition thereof that are issued or fully Guaranteed or insured by the United States Government or any agency thereof, (b) certificates of deposit and eurodollar time deposits with maturities of ninety (90) days or less from the date of acquisition thereof and overnight bank deposits, in each case of any commercial bank having capital and surplus in excess of

$500,000,000, (c) repurchase obligations of any commercial bank satisfying the requirements of clause (b) of this definition, in each case having a term of not more than seven days and relating to securities issued or fully Guaranteed or insured by the United States Government, (d) commercial paper of a domestic issuer rated at least A-1 or the equivalent thereof by Standard and Poor’s Ratings Group (“S&P”) or P-1 or the equivalent thereof by Moody’s, and in either case maturing within ninety (90) days after the date of acquisition thereof, (e) securities with maturities of 90 days or less from the date of acquisition thereof that are issued or fully Guaranteed by any state, commonwealth, or territory of the United States, by any political subdivision or taxing authority of any such state, commonwealth, or territory or by any foreign government, in each case the securities of which state, commonwealth, territory, political subdivision, taxing authority, or foreign government (as the case may be) are rated at least A by S&P or A by Moody’s, (f) securities with maturities of ninety (90) days or less from the date of acquisition thereof that are backed by standby letters of credit issued by any commercial bank satisfying the requirements of clause (b) of this definition, or (g) shares of money market mutual or similar funds that invest exclusively in assets satisfying the requirements of clauses (a) through (f) of this definition.
     “Change of Control” shall mean, (a) with respect to Holding, the replacement of a majority of the board of directors from the directors who constituted the board of directors on the Effective Date for any reason other than death or disability, and such replacement shall not have been approved by such board of directors, as constituted on the Effective Date (or as changed over time with the approval of the then existing board of directors of Holding); or (b) a Person or Persons acting in concert, as a result of a tender or exchange offer, open market purchases, privately negotiated purchases, exercise of the stock pledge or otherwise, shall have become the beneficial owner (within the meaning of Rule 13d-3 under the Securities Exchange Act of 1934, as amended) of equity securities of Holding representing more than twenty percent (20%) of the combined voting power of the outstanding securities of Holding, ordinarily having the right to vote in the election of directors from the beneficial owners as of the Effective Date; or (c) with respect to any Loan Party other than Holding, the failure of Holding to own, directly or indirectly and free and clear of any adverse claims (other than Liens securing the Obligations), one hundred percent (100%) of the issued and outstanding Capital Stock of such Loan Party.
     “Code” shall mean the Internal Revenue Code of 1986, as amended from time to time.
     “Collateral” shall have the meaning assigned to such term in the Security Agreement, Mortgage, the Pledge Agreement or any other Loan Document executed and delivered to the Administrative Agent by any Loan Party and shall include without limitation:
(i)	the REIT Shares;

(ii)	the Participant Trust Certificates;

(iii)	an undivided interest in the Mortgage Loans and REO Properties transferred to New Trust pursuant to the Transactions to the extent of the Participant Trust Certificates Percentage;

(iv)	the Pledged Interests in FCMC;

(v)	all monies owing to any Loan Party (other than Holding) from any taxing authority;

(vi)	all amounts owing pursuant to any deposit account or securities account of any Loan Party (other than Holding);

(vii)	any commercial tort or other claim of FCMC or any Loan Party, including the WMC Claims;

(viii)	certain real property interests of FCMC in respect to the Proprietary Leases and any REO Property re-acquired by any Borrower pursuant to any Transfer Agreement;

(ix)	a second priority Lien on cash collateral held as security for revolving credit and letters of credit from Huntington, HF and certain other lenders to FCMC;

(x)	a first Mortgage in real property interests at 6 Harrison Street, Unit 6, New York, New York; and

(xi)	any monies, funds or sums due or received by any Borrower in respect of any program sponsored by any Governmental Authority, any federal program, federal agency or quasi-governmental agency, including without limitation any fees received, directly or indirectly, under the U.S. Treasury Homeowners Affordability and Stability Plan.
     “Collection Account” shall mean that certain account, subject to a Control Agreement, in the name of the Administrative Agent, being account number 01892600442, maintained at Huntington, in order to deposit all income of the Borrowers, all dividends and proceeds of the REIT Preferred Stock, the REIT Common Stock, proceeds from each Participant Trust Certificate, and proceeds of any other Collateral.
     “Collections” shall mean, without duplication, all income, receipts, collections, distributions, dividends, payments and other proceeds, net liquidation proceeds or insurance proceeds, monies received in respect of Interest Rate Hedge Agreements from whatever source, or any monies, funds or sums due or received by any Borrower in respect of any program sponsored by any Governmental Authority, any federal program, federal agency or quasi-governmental agency, including without limitation any fees received, directly or indirectly, under the U.S. Treasury Homeowners Affordability and Stability Plan, received by or for the account of any Borrower, or received by the Administrative Agent on or in respect of any asset, property or otherwise constituting part of the Collateral, including without limitation (i) the net cash proceeds received by any Borrower or any of Subsidiaries, together with any non-offered securities issued, in connection with the securitization or sale of any property, and (ii) the related proceeds of any liquidation, collection, sale, receipt, appropriation or realization upon the Collateral.

     “Commercial Loans” shall have the meaning assigned to that term in the recitals of this Agreement.
     “Commitment” shall mean, as to any Lender, the Commitment of such Lender to make or maintain a Tranche A Advance, a Tranche B Advance or a Tranche C Advance, as applicable. The initial Commitment of each Lender shall be as set forth on Schedule 3 attached hereto.
     “Contractual Obligation” shall mean, as to any Person, any provision of any written agreement, instrument, or other undertaking to which such Person is a party or by which it or any of its property is bound, or any provision of any security issued by such Person.
     “Control Agreement” means each control agreement, in form and substance satisfactory to the Administrative Agent, executed and delivered by the applicable Borrower, the Administrative Agent, and the applicable depositary bank.
     “Credit Agreements” shall have the meaning assigned to that term in the recitals of this Agreement.
     “Default” shall mean an Event of Default or an event that, with notice or lapse of time or both, would become an Event of Default.
     “Disbursement Accounts” shall have the meaning assigned to such term in Section 3.01(b).
     “Dollars” and “$” shall mean lawful money of the United States of America.
     “Effective Date” shall mean the date on which the conditions set forth in Section 5.01 are satisfied.
     “Eligible Assignee” shall mean (a) a Lender, (b) an Affiliate of a Lender (other than an individual), (c) any other Person approved by the Administrative Agent and, unless a Default has occurred and is continuing, the Borrower Representative (each such approval not to be unreasonably withheld or delayed), which approval of the Borrower Representative shall be deemed to have been given if no objection is received by the assigning Lender and the Administrative Agent from the Borrower Representative within five (5) Business Days after notice of such proposed assignment has been provided by the assigning Lender to the Borrower Representative, (d) a commercial bank organized under the laws of the United States, or any state thereof, and having total assets in excess of $250,000,000, (e) a commercial bank organized under the laws of any other country which is a member of the Organization for Economic Cooperation and Development or a political subdivision of any such country and which has total assets in excess of $250,000,000, provided that such bank is acting through a branch or agency located in the United States and has complied with Section 3.03, (f) a finance company, insurance company, or other financial institution or fund that has complied with Section 3.03 and is engaged in making, purchasing, or otherwise investing in commercial loans in the ordinary course of its business and having (together with its Affiliates) total assets in excess of $250,000,000; provided that, notwithstanding the foregoing, “Eligible Assignee” shall not include any Loan Party or an Affiliate of any Loan Party.

     “Equity Interests” shall mean any and all shares, interests, participations, or other equivalents (however designated) of Capital Stock of a corporation, any other equity interests in an entity however designated, any membership interests in a limited liability company, any and all similar ownership interests in a Person, in each case whether certificated or uncertificated, and any and all warrants or options to purchase any of the foregoing.
     “ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended from time to time.
     “ERISA Affiliate” shall mean any corporation or trade or business that is a member of any group of organizations (i) described in Section 414(b) or (c) of the Code of which any Loan Party is a member or (ii) solely for purposes of potential liability under Section 302(c)(11) of ERISA and Section 412(c)(11) of the Code and the lien created under Section 302(f) of ERISA and Section 412(n) of the Code, described in Section 414(m) or (o) of the Code of which any Loan Party is a member.
     “Event of Default” shall have the meaning provided in Section 8.
     “Existing Forbearance Agreements” shall have the meaning assigned to that term in the recitals of this Agreement.
     “Existing Franklin Forbearance Agreement” shall have the meaning assigned to that term in the recitals of this Agreement.
     “Existing Loan Documents” shall have the meaning assigned to that term in the recitals of this Agreement.
     “Existing Tribeca Forbearance Agreement” shall have the meaning assigned to that term in the recitals of this Agreement.
     “Facility Fee” shall mean $1,000,000.
     “FCAC Subco” shall have the meaning assigned to that term in the preamble of this Agreement.
     “FCMC” shall have the meaning assigned to that term in the recitals of this Agreement.
     “Form W-8BEN” shall have the meaning assigned thereto in Section 3.03(a).
     “Form W-8ECI” shall have the meaning assigned thereto in Section 3.03(a).
     “Franklin Asset” shall have the meaning assigned to that term in the preamble of this Agreement.
     “Franklin Master Agreement” shall have the meaning assigned to that term in the recitals of this Agreement.

     “Franklin Master Term Loans” shall have the meaning assigned to that term in the recitals of this Agreement.
     “Franklin Revolving Loans” shall have the meaning assigned to that term in the recitals of this Agreement.
     “Franklin Servicing LLC” shall mean Franklin Credit Loan Servicing LLC, a Delaware limited liability company.
     “Franklin Term Loan Agreement” shall have the meaning assigned to that term in the recitals of this Agreement.
     “Franklin Trust” shall mean FRANKLIN CREDIT TRUST SERIES I, a Delaware statutory trust, the sole certificate holder of which will be the Administrative Agent, as pledge of Franklin Asset.
     “Franklin Warehousing Agreement” shall have the meaning assigned to that term in the recitals of this Agreement.
     “Franklin Warehousing Credits” shall have the meaning assigned to that term in the recitals of this Agreement.
     “GAAP” shall mean generally accepted accounting principles as in effect from time to time in the United States of America.
     “Governmental Authority” shall mean any nation or government, any state or other political subdivision thereof, any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government and any court or arbitrator having jurisdiction over any Loan Party, any of their Subsidiaries, or any of their properties.
     “Guarantee” shall mean, as to any Person, any obligation of such Person directly or indirectly guaranteeing any Indebtedness of any other Person or in any manner providing for the payment of any Indebtedness of any other Person or otherwise protecting the holder of such Indebtedness against loss (whether by virtue of partnership arrangements, by agreement to keep-well, to purchase assets, goods, securities, or services, or to take-or-pay or otherwise); provided that the term “Guarantee” shall not include (i) endorsements for collection or deposit in the ordinary course of business or (ii) obligations to make servicing advances for delinquent taxes and insurance, or other obligations in respect of a Mortgage securing any Mortgage Loan or REO Property. The terms “Guarantee” and “Guaranteed” used as verbs shall have correlative meanings.
     “Guarantor” shall mean each of FCMC and Holding pursuant to a limited recourse guaranty and any other Person which has become obligated to the Administrative Agent or the Lenders in respect of the Obligations under any Loan Document pursuant to the terms of a Guarantee.
     “HF” shall mean Huntington Finance LLC, an Ohio limited liability company.

     “Holding” shall mean Franklin Credit Holding Corporation, a Delaware corporation.
     “Huntington” shall have the meaning assigned to that term in the preamble of this Agreement.
     “Indebtedness” shall mean, for any Person: (a) obligations created, issued, or incurred by such Person for borrowed money (whether by loan, the issuance and sale of debt securities, or the sale of Property to another Person subject to an understanding or agreement, contingent or otherwise, to repurchase such Property from such Person); (b) obligations of such Person to pay the deferred purchase or acquisition price of Property or services, other than trade accounts payable arising, and accrued expenses incurred, in the ordinary course of business so long as such trade accounts payable are payable within ninety (90) days of the date the respective goods are delivered or the respective services are rendered; (c) indebtedness and obligations of others secured by a Lien on the Property of such Person, whether or not the respective Indebtedness so secured has been assumed by such Person; (d) obligations (contingent or otherwise) of such Person in respect of letters of credit or similar instruments issued or accepted by banks and other financial institutions for account of such Person; (e) Capital Lease Obligations of such Person; (f) obligations of such Person under repurchase agreements or like arrangements; (g) indebtedness and obligations of others Guaranteed by such Person; (h) all obligations of such Person incurred in connection with the acquisition or carrying of fixed assets by such Person; (i) indebtedness and obligations of general partnerships of which such Person is a general partner; (j) indebtedness and obligations under Interest Rate Hedge Agreements; and (k) any other indebtedness or obligation of such Person evidenced by a note, bond, debenture, or similar instrument.
     “Indemnified Party” shall have the meaning assigned thereto in Section 10.03(a).
     “Interest Expense” shall mean for any period total interest expense (other than PIK Interest), whether paid or accrued or due and payable (including without limitation in respect of all Advances and any Subordinated Indebtedness), plus the interest component of Capital Lease Obligations for such period, plus all bank fees capitalized pursuant to GAAP, plus net costs under Interest Rate Hedge Agreements.
     “Interest Period” shall mean, with respect to any Advance, (i) initially, the period commencing on the Effective Date with respect to such Advance and ending on the calendar day prior to the Payment Date of the next succeeding month; (ii) thereafter, each period commencing on the Payment Date of one month and ending on the calendar day prior to the Payment Date of the next succeeding month; provided, that if any Interest Period would otherwise expire on a day which is not a Business Day, such Interest Period shall be extended to the next succeeding Business Day; provided, however, that if such next succeeding Business Day occurs in the following calendar month, then such Interest Period shall expire on the immediately preceding Business Day, and provided further that interest shall continue to accrue on all amounts due and payable hereunder that remain unpaid on the applicable Termination Date until such time as such amounts are paid in full.

     “Interest Rate” shall mean, for each day in respect of (i) the Tranche A Advances, a per annum rate equal to LIBOR for that day plus the Applicable Margin, (ii) the Tranche B Advances, a per annum rate equal to LIBOR for that day plus the Applicable Margin, and (iii) the Tranche C Advances, a rate of fifteen percent (15%) per annum.
     “Interest Rate Hedge Agreement” shall mean an interest rate swap, cap, or collar agreement or any other hedging arrangements providing for protection against fluctuations in interest rates or the exchange of nominal interest obligations, either generally or under specific contingencies.
     “Investment” means, with respect to any Person, (i) any purchase or other acquisition by that Person of any securities or Equity Interest, or of a beneficial interest in any securities or Equity Interest issued by any other Person, (ii) any purchase by that Person of all or a significant part of the Property of a business conducted by another Person, and (iii) any loan, advance (other than deposits with financial institutions available for withdrawal on demand, prepaid expenses, accounts receivable, and similar items made or incurred in the ordinary course of business as presently conducted), or a capital contribution by that Person to any other Person, including all Indebtedness to such Person arising from a sale of Property by such Person other than in the ordinary course of its business.
     “Investment Company Act” shall have the meaning assigned thereto in Section 6.07.
     “Lender” shall have the meaning assigned thereto in the preamble hereof and includes the financial institutions party hereto as Lenders on the Effective Date and parties that become Lenders thereafter pursuant to an Assignment and Acceptance.
     “LIBOR” shall mean, for each day during an Interest Period with respect to an Advance, the rate per annum obtained by dividing (1) the actual or estimated per annum rate, or the arithmetic mean of the per annum rates, of interest for deposits in U.S. dollars for one (1) month, as determined by the Administrative Agent in its good faith discretion based upon information which appears on page LIBOR01, captioned British Bankers Assoc. Interest Settlement Rates, of the Reuters America Network, a service of Reuters America Inc. (or such other page that may replace that page on that service for the purpose of displaying London interbank offered rates; or, if such service ceases to be available or ceases to be used by the Administrative Agent, such other reasonably comparable money rate service as the Administrative Agent may select) or upon information obtained from any other reasonable procedure, as of two banking days prior to the commencement of such Interest Period; by (2) an amount equal to one minus the stated maximum rate (expressed as a decimal), if any, of all reserve requirements (including, without limitation, any marginal, emergency, supplemental, special or other reserves) that is specified on each date LIBOR is determined by the Board of Governors of the Federal Reserve System (or any successor agency thereto) for determining the maximum reserve requirement with respect to eurocurrency funding (currently referred to as “Eurocurrency liabilities” in Regulation D of such Board) maintained by a member bank of such system, or any other regulations of any Governmental Authority having jurisdiction with respect thereto, all as conclusively determined by the Administrative Agent. As used herein, “banking day” shall mean any day other than a Saturday or a Sunday on which banks are open for business in Columbus, Ohio, and on which banks in London, England, settle payments. Subject to any maximum or minimum interest rate limitation specified herein or by applicable law, LIBOR shall change automatically without notice to any Loan Party immediately on the first day of each Interest Period, with any change thereto effective as of the opening of business on the day of any change.
     “LIBOR Advance” shall mean an Advance bearing an Interest Rate based on LIBOR.
     “Lien” shall mean any mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), other charge or security interest, or any preference, priority or other agreement or preferential arrangement of any kind or nature whatsoever.
     “Loan Documents” shall mean, collectively, this Agreement, the Notes, the Security Agreement, the Pledge Agreement, each agreement in respect of a Blocked Account, Disbursement Account, Collection Account, or Reserve Account, each deposit account control agreement, each letter of credit reimbursement agreement, pledge agreement, joinder agreement, collateral assignments, guarantee, banking services agreement, Interest Rate Hedge Agreement, cash management agreement, amendment, modification agreement, instrument, financing statements and each other document or agreement relating to this Agreement or the transactions contemplated by this Agreement; provided, however, no Transaction Document shall be a Loan Document.
     “Loan Parties” shall mean the Borrowers, the Pledgors, and any Guarantor collectively, and “Loan Party” means any Borrower, any Guarantor, Pledgor, and any other Person which has become obligated to the Administrative Agent or any Lender under the terms of this Agreement or any other Loan Document pursuant to a joinder, supplement or guarantee agreement and other Loan Documents satisfactory to the Administrative Agent in its sole and absolute discretion.
     “M&I” shall mean M&I Marshall & Ilsley Bank.
     “Mandatory Prepayment Event” shall mean:
     (a) any sale, transfer, or other disposition of any Property of any Borrower or any property constituting Collateral pursuant hereto; or
          (b) any casualty or other insured damage to, or any taking under power of eminent domain or by condemnation or similar proceeding of, any Property of any Borrower or any Collateral; or
     (c) the issuance by any Borrower of any Equity Interests, or the receipt by any Borrower of any capital contribution; or
     (d) the incurrence by any Borrower of any Subordinated Indebtedness; or
          (e) the receipt by any Borrower or any Loan Party of the proceeds of any settlement or monetary judgment in respect of any litigation or other similar proceeding.

     “Margin Stock” shall have the meaning assigned to that term in Regulation U of the Board of Governors of the Federal Reserve System (or any successor agency thereto) as in effect from time to time.
     “Material Adverse Effect” shall mean a material adverse effect on (a) the operations, business, properties, liabilities (actual or contingent), or condition (financial or otherwise) of the Loan Parties taken as a whole, (b) the ability of any Loan Party to perform in all material respects its Obligations under this Agreement or any obligations under any of the Loan Documents to which it is a party, (c) the validity or enforceability in all material respects of any of the Loan Documents, other than any Loan Document that is terminated with the prior written consent of the Administrative Agent, and if required hereby, the Required Lenders, (d) the rights and remedies of the Administrative Agent or any Lender under any of the Loan Documents (including without limitation the Administrative Agent’s or any Lender’s ability to foreclose upon any Collateral or to exercise any of its other rights or remedies under any of the Loan Documents, whether as a secured party under the Uniform Commercial Code, in equity, at law or otherwise), (e) the timely payment of the principal of or interest on the Advances or other amounts payable in connection therewith or (f) the Collateral; provided, however, that in no event shall a Material Adverse Effect be deemed to occur as a result of the consummation of the Transactions.
     “Moody’s” shall mean Moody’s Investors Service, Inc.
     “Mortgage” shall mean, any mortgage, deed of trust, security deed or other instrument which creates a Lien on the fee simple or a leasehold estate in the real property securing any obligation described therein.
     “Mortgage Loan” shall mean any mortgage loan in which any such Person has an interest, which mortgage loan includes, without limitation, (i) a mortgage note, the related Mortgage and all other mortgage loan documents and (ii) all right, title and interest of any such Person in and to the related property subject to the Mortgage.
     “Multiemployer Plan” shall mean a multiemployer plan defined as such in Section 3(37) of ERISA to which contributions have been or are required to be made by any Borrower or any ERISA Affiliate and that is covered by Title IV of ERISA.
     “Net Proceeds” shall mean, with respect to any Mandatory Prepayment Event, (a) the cash proceeds received in respect of such Mandatory Prepayment Event, including (i) any cash received in respect of any non-cash proceeds (including any cash payments received by way of deferred payment of principal pursuant to a note or installment receivable or purchase price adjustment receivable or otherwise, but only as and when received), (ii) in the case of a casualty or other insured damage to any property or asset of any Loan Party, insurance proceeds, and (iii) in the case of a condemnation or similar event, condemnation awards and similar payments, in each case net of (b) the sum of (i) all reasonable and customary fees and out-of-pocket expenses paid to third parties (other than Affiliates) in connection with such Mandatory Prepayment Event, and (ii) in the case of a sale, transfer or other disposition of an asset or a casualty, a condemnation or similar proceeding, or the receipt of any tax refund, the amount of all payments required to be made as a result of such Mandatory Prepayment Event to repay Indebtedness (other than Advances) secured by such asset.
     “Net Remittances” shall mean all collections and remittances received by New Trust in respect of any Mortgage loan or REO Property transferred pursuant to any Transfer Agreement, net of all “Servicing Fees and Expenses” (as defined in the Servicing Agreement) paid pursuant to the Servicing Agreement.
     “New Trust” shall mean Franklin Mortgage Asset Trust 2009-A, a Delaware statutory trust.
     “New Trust Trust Agreement” shall mean a certain Trust Agreement dated as of March 31, 2009, by and among FCAC Subco, as depositor, Huntington, as certificate trustee and Wilmington Trust Company, as owner trustee, as amended, restated, supplemented or otherwise modified from time to time.
     “Newco 1” shall mean Franklin Asset Merger Sub, LLC, a Delaware limited liability company.
     “Newco 2 LLC” shall mean HCFFL, LLC, a Nevada limited liability company.
     “Newco 2 REO” shall mean Huntington Capital Financing OREO, Inc., a Nevada corporation.
     “Note” shall mean each Tranche A Note, Tranche B Note or Tranche C Note, as applicable.
     “Obligations” shall mean all loan, debts, principal, interest (including any interest that, but for the commencement of an insolvency proceeding, would have accrued), premiums, liabilities (including all amounts charged to any Borrower’s account pursuant hereto), obligations (including indemnification obligations), fees (including the fees provided for in this Agreement), charges, costs, expenses (including any fees or expenses that, but for the commencement of an insolvency proceeding would have accrued), lease payments, guaranties, covenants, and duties of any kind and description owing by any Loan Party to any Secured Party pursuant to or evidenced by any Loan Document and irrespective of whether for the payment of money, whether direct or indirect, absolute or contingent, due or to become due, now existing or hereafter arising, and including all interest not paid when due and all expenses that any Loan Party is required to pay or reimburse by any Loan Document, by law, or otherwise. Any reference in this Agreement or in any Loan Document to the Obligations shall include all extensions, modifications, renewals, or alterations thereof, both prior and subsequent to any insolvency proceeding.
     “Participant Mortgage Loan Certificate” shall mean one or more trust certificates aggregating the Participant Trust Certificate Percentage issued by New Trust to FCAC Subco as directed by the depositors to New Trust in respect of Mortgage Loans and collaterally assigned to the Administrative Agent pursuant to the Loan Documents.

     “Participant REO Certificate” shall mean one or more trust certificates aggregating the Participant Trust Certificate Percentage issued by New Trust to FCAC Subco as directed by the depositors to New Trust in respect of REO Properties and collaterally assigned to the Administrative Agent pursuant to the Loan Documents.
     “Participants” has the meaning assigned to such term in Section 12.01.
     “Participant Trust Certificates” shall mean that portion of the Collateral composed of the Participant Mortgage Loan Certificates and the Participant REO Certificates issued by New Trust to FCAC Subco as directed by the depositors to New Trust and collaterally assigned by FCAC Subco to the Administrative Agent pursuant to the Loan Documents.
     “Participant Trust Certificates Percentage” shall mean 16.72038%, composed of a trust certificate representing 12.37060% and a trust certificate representing 4.34978%.
     “Participation Agreements” shall have the meaning assigned to that term in the recitals of this Agreement.
     “Payment Date” shall mean either (a) the last day of each calendar month or, if such day is not a Business Day, the next succeeding Business Day, or (b) in the case of the final Payment Date for the Tranche A Advances, the Tranche B Advances or the Tranche C Advances, the Tranche A Termination Date, the Tranche B Termination Date or the Tranche C Termination Date, respectively; provided, however, payments of interest accrued on the Advances shall commence on April 30, 2009. If the due date of any payment due in respect to any Advance shall be a day that is not a Business Day, such due date shall be extended to the next succeeding Business Day; provided, however, that if such next succeeding Business Day occurs in the following calendar month, then such due date shall be the immediately preceding Business Day.
     “PBGC” shall mean the Pension Benefit Guaranty Corporation or any entity succeeding to any or all of its functions under ERISA.
     “Person” shall mean any individual, corporation, company, voluntary association, partnership, joint venture, limited liability company, trust, unincorporated association or government (or any agency, instrumentality or political subdivision thereof).
     “PIK Interest” shall have the meaning assigned thereto in Section 2.04(a)(ii).
     “Plan” shall mean an employee benefit or other plan established or maintained by any Borrower or any ERISA Affiliate and that is covered by Title IV of ERISA, other than a Multiemployer Plan.
     “Pledge Agreement” shall mean (i) the Amended and Restated Pledge Agreement, substantially in the form of Exhibit F, dated as of date hereof and made by Holding in favor of the Administrative Agent on behalf of the Secured Parties, as the same may be amended, supplemented, or otherwise modified and in effect from time to time in accordance with the terms thereof, and (ii) any collateral assignment, security agreement or other Pledge Agreement executed in respect of the WMC Claims, any commercial tort claims or other Property at any time, as the same may be amended, supplemented, or otherwise modified and in effect from time to time in accordance with the terms thereof.
     “Pledged Interests in FCMC” shall mean at any time of determination the portion of the Equity Interests of Holding in FCMC that are subject to a Pledge Agreement.
     “Pledgor” shall mean FCMC, Holding and any other party to a Pledge Agreement.
     “Post-Default Rate” shall mean, in respect of any principal of any Advance or any other amount under this Agreement, any Note or any other Loan Document that is not paid when due to the Administrative Agent, any Lender or any Affiliate thereof (whether at stated maturity, by acceleration or mandatory prepayment or otherwise), a rate per annum during the period from and including the due date to but excluding the date on which such amount is paid in full equal to the sum of (x) five percent (5.00%) per annum plus (y)(i) the related fixed or variable Interest Rate otherwise applicable to such Advance or other amount or (ii) if no such Interest Rate is otherwise applicable, LIBOR plus the Applicable Margin in respect of Tranche A.
     “Prime Commercial Rate” shall mean the commercial lending rate of interest per annum as fixed from time to time by the management of Huntington and its successors, at its main office and designated as its “Prime Commercial Rate,” from time to time in effect, with each change in such rate automatically and immediately changing the interest rate on all applicable Advances without notice to the Borrowers, subject to any maximum or minimum interest rate limitation specified by applicable law. Each Borrower hereby waives any right to claim that the Prime Commercial Rate is an interest rate other than that rate designated by Huntington as its “Prime Commercial Rate” on the grounds that: (i) such rate may or may not be published or otherwise made known to such Borrower or (ii) Huntington may make loans to certain borrowers at interest rates that are lower than its “Prime Commercial Rate.”
     “Pro Forma Balance Sheet” shall have the meaning assigned thereto in Section 6.10(b).
     “Property” shall mean any right or interest in or to property of any kind whatsoever, whether real, personal, or mixed, and whether tangible or intangible.
     “Proprietary Leases” means each of that certain (i) Proprietary Lease, dated March 12, 2008, by and between FCMC and Wallace-Holland Owners Corp., and (ii) Proprietary Lease, dated on or around October 15, 2007, by and between FCMC and The Sherbrooke Co-Op, Inc.
     “Pro Rata Share” shall mean, for any Lender as of any date of determination, with respect to all payments, computations and other matters relating to each individual Term Loan Tranche, the percentage obtained by dividing (A) the outstanding principal amount of such Lender’s Advance under such Term Loan Tranche by (B) the aggregate outstanding principal amount of all Advances under such Term Loan Tranche (the applicable amount being such Lender’s “Term Loan Tranche Exposure” in respect of the relevant Term Loan Tranche as of such date of determination).
     “Purchasers” shall have the meaning assigned thereto in Section 12.02(b).

     “Register” shall have the meaning assigned thereto in Section 12.02(d).
     “Regulation U” shall mean Regulation U of the Board of Governors of the Federal Reserve System (or any successor agency thereto), as the same may be modified and supplemented and in effect from time to time.
     “REIT Common Stock” shall mean seven (7) shares of the common stock of Huntington Capital Financing, LLC.
     “REIT Preferred Stock” shall mean 4,724.1330831 Class C preferred shares of Huntington Capital Financing, LLC.
     “REIT Shares” shall the REIT Common Stock and the REIT Preferred Stock of Huntington Capital Financing, LLC issued to FCAC Subco as directed by the depositors to New Trust and collaterally assigned to the Administrative Agent pursuant to the Loan Documents.
     “REIT Trust Certificates” shall mean those trust certificates aggregating the REIT Trust Certificates Percentage issued by New Trust initially to FCAC Subco as directed by the depositors to New Trust and subsequently contributed to and held by Newco 2 LLC and its Subsidiary Newco 2 REO in respect of Mortgage Loans and REO Properties respectively.
     “REIT Trust Certificates Percentage” shall mean 83.27962%.
     “Related Assets” shall have the meaning assigned thereto in Section 7.03(f).
     “Related Parties” means, with respect to any Person, such Person’s Affiliates and the partners, directors, officers, employees, agents, and advisors of such Person and of such Person’s Affiliates.
     “REO Property” shall mean any real property, the title to which is held by any such Person or one of its Subsidiaries, together with all buildings, fixtures and improvements thereon and all other rights, benefits and proceeds arising from and in connection with such property.
     “Required Lenders” shall mean (i) if three or fewer lenders have Commitments, Huntington, HF and one of the other Lenders that are not in default of any obligation to make any Advances or payment hereunder, or (ii) if more than three Lenders have Commitments, the Lenders that are not in default of any obligation to make any Advance or payment hereunder having in the aggregate at least eighty-five percent (85%) of the sum of Term Loan Tranche Exposures of all Lenders in respect of all Term Loan Tranches.
     “Required Payments” shall have the meaning assigned thereto in Section 2.04(d).
     “Requirement of Law” shall mean, as to any Person, the certificate of incorporation and by-laws, limited liability company agreement (whether written or oral), certificate of formation or other organizational or governing documents of such Person, and any law, treaty, rule, or regulation (including, without limitation, the Investment Company Act of 1940, as amended) or determination of an arbitrator or a court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.
     “Reserve Account” shall mean that certain account, subject to a Control Agreement, in the name of the Administrative Agent, being account number 01892594532 for the payment of any expense of a Borrower approved by the Administrative Agent, maintained at Huntington, or such other similar account as may be specified in writing by the Administrative Agent from time to time as the “Reserve Account.”
     “Reserves” shall mean such cash reserves in the Reserve Account or such other collateral account subject to a Control Agreement pledged as security for the Obligations as the Administrative Agent shall establish in such amounts, and with respect to such matters, as the Administrative Agent in its good faith discretion shall deem necessary or appropriate, including without limitation, to make available to any Loan Party or a creditor of any Loan Party with respect to (i) sums that any Loan Party is required to pay pursuant to any Contractual Obligations that would have an adverse effect on the Collateral (such as taxes, or assessments), (ii) Liens or trusts for ad valorem, excise, sales, or other taxes where given priority under applicable law in and to an item of Collateral, (iii) the payment of any Required Payment, interest under any Advance, the BOS Adjustment, or any fees or expenses owing or anticipated to be owing to any Secured Party under the terms of any Loan Document, and (iv) funds required to preserve or protect any of the Collateral.
     “Responsible Officer” shall mean, as to any Person, the chief executive officer or, with respect to financial matters, the chief financial officer of such Person; provided, that in the event any such officer is unavailable at any time he or she is required to take any action hereunder, Responsible Officer shall mean any officer authorized to act on such officer’s behalf as demonstrated by a certificate of corporate resolution.
     “Restricted Payment” shall mean (i) any dividend or other distribution, direct or indirect, on account of any shares of any class of Capital Stock or Equity Interest of Franklin Asset or Tribeca now or hereafter outstanding, (ii) any redemption, retirement, sinking fund or similar payment, purchase or other acquisition for value, direct or indirect, of any shares of any class of Capital Stock or interest of Franklin Asset or Tribeca now or hereafter outstanding, (iii) any payment made to redeem, purchase, repurchase or retire, or to obtain the surrender of, any outstanding warrants, options or other rights to acquire shares of any class of Capital Stock or ownership interest of any Loan Party (other than Holding) now or hereafter outstanding, and (iv) any payment or prepayment of principal, premium, if any, or interest, fees or other charges on or with respect to, and any redemption, purchase, retirement, defeasance, sinking fund or similar payment and any claim to rescission with respect to, any Subordinated Indebtedness.
     “Secured Parties” shall mean the Administrative Agent and each Lender.
     “Security Agreement” shall mean each of: (i) a certain Amended and Restated Security Agreement, substantially in the form of Exhibit D, and (ii) a certain Investment Property Security Agreement, substantially in the form of Exhibit E, each dated as of the date hereof and made by Borrower in favor of the Administrative Agent on behalf of the Secured Parties, as each of the same may be amended, supplemented, or otherwise modified and in effect from time to time in accordance with the terms thereof.
     “Servicer” shall mean FCMC or such other servicer of the assets of New Trust.
     “Servicing Agreement” shall mean that certain Servicing Agreement entered into as of the Effective Date between New Trust and FCMC with respect to the assets purchased by New Trust pursuant to the Transactions, as amended, restated, supplemented, substituted or otherwise modified from time to time.
     “Static Loans” shall have the meaning assigned to that term in the recitals of this Agreement.
     “Subordinated Indebtedness” shall mean any Indebtedness incurred by a Loan Party or any Subsidiary, the payment of which is subject to a debt subordination agreement or other subordination provisions in favor of the Administrative Agent, to the written satisfaction of the Administrative Agent and the terms (including, without limitation, with respect to amount, maturity, amortization, interest rate, premiums, fees, covenants, subordination terms, events of default and remedies) of which are reasonably acceptable to the Administrative Agent.
     “Subsidiary” shall mean, with respect to any Person, any corporation, limited liability company, partnership or other entity of which at least a majority of the securities or other ownership interests having by the terms thereof ordinary voting power to elect a majority of the board of directors or other persons performing similar functions of such corporation, partnership, limited liability company or other entity (irrespective of whether or not at the time securities or other ownership interests of any other class or classes of such corporation, partnership or other entity shall have or might have voting power by reason of the happening of any contingency) is at the time directly or indirectly owned or controlled by such Person or one or more Subsidiaries of such Person or by such Person and one or more Subsidiaries of such Person.
     “Termination Date” shall mean, as applicable, the Tranche A Termination Date, the Tranche B Termination Date or the Tranche C Termination Date.
     “Term Loan Tranche” shall mean each of Tranche A, Tranche B and Tranche C. “Term Loan Tranche Exposure” shall have the meaning assigned to that term in the definition of “Pro Rata Share.”
     “Tranche” shall mean each of Tranche A-1, Tranche A-2, Tranche A-3, Tranche A-4, Tranche B-1, Tranche B-2 and Tranche C.
     “Tranche A” shall mean a term loan facility in the aggregate amount of $837,932,435.91 divided into the following four sub-tranches: a sub-tranche of $209,483,108.98 (“Tranche A-1”), an additional sub-tranche of $209,483,108.98 (“Tranche A-2”), an additional sub-tranche of $209,483,108.98 (“Tranche A-3”), and an additional sub-tranche of $209,483,108.98 (“Tranche A-4”).
     “Tranche A Advance” shall have the meaning assigned to that term in Section 2.01(a).

     “Tranche A-1 Advance” shall have the meaning assigned to that term in Section 2.01(a).
     “Tranche A-2 Advance” shall have the meaning assigned to that term in Section 2.01(a).
     “Tranche A-3 Advance” shall have the meaning assigned to that term in Section 2.01(a).
     “Tranche A-4 Advance” shall have the meaning assigned to that term in Section 2.01(a).
     “Tranche A Commitment” shall mean, as to any Lender, the Commitment of such Lender to make a Tranche A Advance as of the Effective Date as set forth on Schedule 3. The original aggregate principal amount of the Tranche A Commitments of all Lenders is $837,932,435.91.
     “Tranche A Note” shall mean each of the amended and restated promissory notes provided for each Lender’s Tranche A-1 Advance, Tranche A-2 Advance, Tranche A-3 Advance and Tranche A-4 Advance, and any promissory note delivered in substitution or exchange therefor, in each case as the same shall be modified, supplemented, amended or restated and in effect from time to time in accordance with the terms of this Agreement.
     “Tranche A Termination Date” shall mean March 31, 2012 or such earlier date on which this Agreement shall terminate in accordance with the provisions hereof or by operation of law.
     “Tranche B” shall mean a term loan facility in the aggregate amount of $407,488,418.31, divided into the following two sub-tranches: a sub-tranche of $382,488,418.31 (“Tranche B-1”), and an additional sub-tranche of $25,000,000 (“Tranche B-2”).
     “Tranche B Advance” shall have the meaning assigned to that term in Section 2.01(b).
     “Tranche B-1 Advance”, and “Tranche B-2 Advance”, shall have the meanings assigned thereto in Section 2.01(b).
     “Tranche B Commitment” shall mean, as to any Lender, the Commitment of such Lender to make a Tranche B Advance as of the Effective Date as set forth on Schedule 3. The original aggregate principal amount of the Tranche B Commitments of all Lenders is $407,488,418.31.
     “Tranche B Note” shall mean each of the amended and restated promissory notes provided for each Lender’s Tranche B-1 Advance and Tranche B-2 Advance, and any promissory note delivered in substitution or exchange therefor, in each case as the same shall be modified, supplemented, amended or restated and in effect from time to time in accordance with the terms of this Agreement.
     “Tranche B Termination Date” shall mean shall mean March 31, 2012 or such earlier date on which this Agreement shall terminate in accordance with the provisions hereof or by operation of law.
     “Tranche C” shall mean a term loan facility in the aggregate amount of $125,000,000.
     “Tranche C Advance” shall have the meaning assigned to that term in Section 2.01(c).

     “Tranche C Commitment” shall mean, as to any Lender, the Commitment of such Lender to make a Tranche C Advance as of the Effective Date as set forth on Schedule 3. The original aggregate principal amount of the Tranche C Commitments of all Lenders is $125,000,000.
     “Tranche C Note” shall mean the amended and restated promissory note provided for each Lender’s Tranche C Advance and any promissory note delivered in substitution or exchange therefor, in each case as the same shall be modified, supplemented, amended or restated and in effect from time to time in accordance with the terms of this Agreement.
     “Tranche C Termination Date” shall mean March 31, 2012 or such earlier date on which this Agreement shall terminate in accordance with the provisions hereof or by operation of law.
     “Transaction Documents” shall mean the agreements set forth on Schedule 7 attached hereto.
     “Transactions” shall have the meaning assigned to that term in the recitals of this Agreement.
     “Transfer” shall have the meaning assigned thereto in Section 7.14.
     “Transfer Agreements” shall mean the Transfer and Merger Agreement and the Transfer Agreement for Mortgage Loans and REO Properties.
     “Transfer and Merger Agreement” shall mean a certain Agreement and Plan of Merger dated as of March 31, 2009, by and among Huntington Capital Financing, LLC, Newco 2 LLC, Holding, Franklin Asset, Tribeca, FCMC, the Borrowers and FCAC Subco.
     “Transfer Agreement for Mortgage Loans and REO Properties” shall mean a certain Transfer and Assignment Agreement dated as of March 31, 2009, between and among FCMC, Tribeca, Franklin Asset and their respective subsidiaries, as sellers and New Trust, as purchaser.
     “Transferee” shall have the meaning assigned thereto in Section 12.03.
     “Tribeca” shall have the meaning assigned to that term in the preamble of this Agreement.
     “Tribeca LI Loans” shall have the meaning assigned to that term in the recitals of this Agreement.
     “Tribeca Master Agreement” shall have the meaning assigned to that term in the recitals of this Agreement.
     “Tribeca Master Term Loans” shall have the meaning assigned to that term in the recitals of this Agreement.
     “Tribeca Warehousing Agreement” shall have the meaning assigned to that term in the recitals of this Agreement.

     “Tribeca Warehousing Credits” shall have the meaning assigned to that term in the recitals of this Agreement.
     “Tribeca Trust” shall mean TRIBECA LENDING TRUST SERIES I, a Delaware statutory trust, the sole certificate holder of which will be the Administrative Agent, as pledgee of Tribeca.
     “Trust Agreement DB” shall mean a certain Master Trust Agreement for the Franklin Trust and Tribeca Trust, dated as of December 15, 2008, among FCMC and Tribeca as depositors, Deutsche Bank National Trust Company, as certificate trustee, and Deutsche Bank Trust Company Delaware, as Delaware trustee.
     “Trusts DB” shall mean the Franklin Trust and the Tribeca Trust created pursuant to the Trust Agreement DB, and “Trust DB” means either of the Franklin Trust or the Tribeca Trust.
     “Uniform Commercial Code” shall mean the Uniform Commercial Code as in effect on the date hereof in the State of Ohio; provided, that if by reason of mandatory provisions of law, the perfection or the effect of perfection or non-perfection of the security interest in any Collateral is governed by the Uniform Commercial Code as in effect in a jurisdiction other than Ohio, “Uniform Commercial Code” shall mean the Uniform Commercial Code as in effect in such other jurisdiction for purposes of the provisions hereof relating to such perfection or effect of perfection or non-perfection.
     “U. S. Taxes” shall have the meaning assigned thereto in Section 3.03(a).
     “WMC Claims” shall mean all claims and causes of action of FCMC or any other Loan Party against WMC Mortgage, LLC, successor to WMC Mortgage Corp. from time to time, including without limitation, any claim or cause of action asserted in Case No. 600355/2008 or other case number assigned of the Supreme Court of the State of New York, County of New York, entitled “Franklin Credit Management Corporation, Plaintiff, against WMC Mortgage, LLC, successor to WMC Mortgage Corp., Defendant.”
          Section 1.02 Accounting Terms and Determinations. Except as otherwise expressly provided herein, all accounting terms used herein shall be interpreted, and all financial statements and certificates and reports as to financial matters required to be delivered to the Administrative Agent under this Agreement shall be prepared, in accordance with GAAP.
          Article II. Advances, Notes and Prepayments.
          Section 2.01 Advances.
     Subject to the terms and conditions of this Agreement and in reliance on the representations, warranties and covenants of the Borrowers herein set forth, each Lender to the extent of its respective Commitment hereby severally agrees on the Effective Date to amend and restate and make Advances described in this Section 2.01:
     (a) Tranche A Advances. Four term loans (each, a “Tranche A Advance” and each proportionate portion thereof a “Tranche A-1 Advance”, “Tranche A-2 Advance”, “Tranche A-3 Advance” and “Tranche A-4 Advance”) to the Borrowers equal to such

Lender’s Tranche A Commitment. Any portion of the Tranche A Advances that is subsequently repaid or prepaid may not be reborrowed.
     (b) Tranche B Advances. Two term loans (each, a “Tranche B Advance” and each proportionate portion thereof a “Tranche B-1 Advance”, and “Tranche B-2 Advance”) to the Borrowers equal to such Lender’s Tranche B Commitment. Any portion of the Tranche B Advances that is subsequently repaid or prepaid may not be reborrowed.
     (c) Tranche C Advances. One term loan (“Tranche C Advance”) to the Borrowers equal to such Lender’s Tranche C Commitment. Any portion of the Tranche C Advances that is subsequently repaid or prepaid may not be reborrowed.
          Section 2.02 Notes.
     (a) Each Lender’s Tranche A-1 Advance, Tranche A-2 Advance, Tranche A-3 Advance, Tranche A-4 Advance, Tranche B-1 Advance, Tranche B-2 Advance, and Tranche C Advance shall be evidenced by an amended and restated promissory note of the Borrowers, substantially in the forms of Exhibits A, B, and C, in each case dated as of the Effective Date and payable to such Lender or its registered assigns in a principal amount equal to such Lender’s Pro Rata Share of the applicable Commitment.
     (b) The date, amount and Interest Rate applicable from time to time in respect of each Tranche A Advance made by a Lender, and each payment made on account of the principal thereof or interest thereon, shall be recorded by such Lender on its books and records and, prior to any transfer of the applicable Note, noted by such Lender on the grid attached to such Note or any continuation thereof. Any such recordation or notation shall be conclusive and binding on the Borrowers, absent manifest error; provided, that the failure of such Lender to make any such recordation or notation shall not affect the obligations of any Borrower to make payment when due of any amount owing hereunder or under such Note in respect of the applicable Advance; and provided further, that in the event of any inconsistency between the Register and any Lender’s books and records, the recordation in the Register shall govern.
          Section 2.03 Inability to Determine Rates; Illegality. Anything contained herein to the contrary notwithstanding, if, prior to or upon any determination of LIBOR, for any applicable Interest Period:
(a)	the Administrative Agent or the Required Lenders determine in good faith, which determination shall be conclusive and binding upon the Borrowers, that quotations of interest rates for the relevant deposits referred to in the definition of “LIBOR” are not being provided in the relevant amounts or for the relevant maturities for purposes of determining rates of interest for LIBOR Advances as provided herein; or

(b)	the Administrative Agent or the Required Lenders determine in good faith, which determination shall be conclusive and binding upon the Borrowers,

that LIBOR is not likely to adequately cover the cost to such Lenders of making or maintaining the relevant LIBOR Advances; or
(c)	any Lender (for purposes of this Section 2.03, an “Affected Lender”) notifies the Administrative Agent that it has become unlawful for such Lender to honor its obligations to make or maintain LIBOR Advances hereunder;
then the Administrative Agent shall give the Borrower Representative prompt notice thereof and, so long as such condition remains in effect, all Advances of the Lenders or such Affected Lender, as the case may be, shall bear interest at a rate per annum equal to the Prime Commercial Rate plus four percent (4%).
          Section 2.04 Payments of Interest and Principal on the Advances; Waterfall.
(a)	Interest on the Advances; PIK Interest.
     (i) The Borrowers shall pay to the Administrative Agent for the benefit of the Lenders interest on the aggregate outstanding principal amount of the Advances of each Tranche for the period from and including the respective dates of such Advances to but excluding the respective dates such Advances are paid in full, in each case at a rate per annum equal to the applicable Interest Rate. Notwithstanding the foregoing, the Borrowers shall pay to the Administrative Agent for the benefit of the Lenders interest at the applicable Post-Default Rate (i) on the outstanding principal amount of any Advances during any period when any Event of Default has occurred and is continuing and (ii) on any interest or amount (other than principal of any Advance) payable by the Borrowers hereunder or under any applicable Note that shall not be paid in full when due, for the period from and including the due date thereof to but excluding the date the same is paid in full. Accrued and unpaid interest on each Advance shall be payable monthly on each Payment Date and on the Tranche A Termination Date, Tranche B Termination Date or Tranche C Termination Date, as applicable, except that interest payable at the applicable Post-Default Rate shall accrue daily and shall be payable promptly upon demand. The Borrowers shall pay interest in cash to the Administrative Agent for the benefit of the Lenders on Tranche A to the extent of all cash available to the Borrowers in the Collection Account or otherwise.
     (ii) Anything contained in Section 2.04(a)(i) to the contrary notwithstanding, the Borrower Representative, on behalf of the Borrowers, has elected as of the Effective Date, and each Lender has consented thereto, to pay the accrued and unpaid interest due in respect of the Tranche B Advances and the Tranche C Advances from and after such date by adding the amount thereof to the outstanding principal amount of the Tranche B Advances and Tranche C Advances, as applicable, and may further elect solely to the extent that the Borrowers do not have cash collections to pay accrued interest on Tranche A Advances by adding the amount thereof to the outstanding principal amount of the Tranche A Advances (any such interest in respect of the Tranche B Advances, the Tranche C Advances and the Tranche A Advances that is so added to the outstanding principal amount of the Tranche B Advances, Tranche C Advances or Tranche A Advances, as applicable, being “PIK Interest”). Upon request of the Administrative Agent, the Borrowers will execute and deliver to each Lender an additional Tranche B Note, Tranche C Note, or Tranche A Note, as applicable, for the amount of such PIK Interest or a replacement Tranche B Note, Tranche C Note, or Tranche A Note, as applicable, in a face amount equal to the then outstanding principal sum, plus the amount of such PIK Interest; provided, however, the failure of the Administrative Agent to request that the Borrowers execute, or the failure of the Borrowers to provide, any such additional Tranche B Note, Tranche C Note, or Tranche A Note as applicable, shall in no way affect the Borrowers obligations to pay any such PIK Interest at the time and in the manner of other Tranche B Advances, Tranche C Advances, and Tranche A Advances.
     (b) Principal Payments. On each Payment Date, after the payment of interest, as required by paragraph 2.04(a) above, each Borrower shall be required to make principal payments on the Advances in an amount equal to the amount at such time of all cash, dividends or other property in the Collection Account, any amount received from dividends or distributions of the Collateral and any other amount otherwise available to any Borrower.
     (c) Payment Date Reports. No later than two (2) Business Days prior to each Payment Date, the Administrative Agent shall provide to the Borrower Representative a report stating (i) the amount of interest due for the current Interest Period pursuant to Section 2.04(a), separately stated for the applicable Tranche A Advances, the Tranche B Advances, if applicable, and the Tranche C Advances, if applicable, and (ii) if such Payment Date occurs on a Termination Date, the aggregate outstanding aggregate principal amount of the Tranche A Advances, Tranche B Advances and Tranche C Advances, as applicable; provided, that the failure of the Administrative Agent to make any such report shall not affect the obligations of the Borrowers to make payment when due of any amount owing hereunder or under any Note in respect of the related Advances.
     (d) Distributions on Payment Dates. Without in any way limiting the obligations of the Borrowers to make the payments of interest and principal that are required to be made in respect of the Advances pursuant to Sections 2.04(a) and 2.04(b) (with respect to any Payment Date, the “Required Payments”), the Borrowers hereby authorize and direct the Administrative Agent, on each Payment Date, to apply all Collections received from and after the immediately preceding Payment Date to but excluding such Payment Date (the aggregate amount of such Collections, after deducting any Reserves, shall be referred to as the “Applicable Collections Amount” in respect of such Payment Date) in the following order of priority:
first, to pay any costs, expenses, fees, charges or indemnities due the Administrative Agent under the terms of this Agreement or any Loan Document;
second, to pay any costs, expenses, fees, charges or indemnities due any Lender under the terms of this Agreement or any Loan Document;
third, to the payment of amounts constituting additional periodic payments of interest required under any Interest Rate Hedge Agreement to any Lender in full;
fourth, to the cash payment of interest on the Tranche A Advances as calculated for such Payment Date;
fifth, to the BOS Adjustment, if a positive number;
sixth, to prepay the outstanding principal amount of the Tranche A Advances, including any PIK Interest that has been added to such principal amount until the same are paid in full in the following order: Tranche A-1 Advances, Tranche A-2 Advances, Tranche A-3 Advances, and Tranche A-4 Advances;
seventh, to pay any Obligations (other than payments constituting additional periodic payments of interest payable under item “third” above) under any Interest Rate Hedge Agreement to any Lender in full;
eighth, to the cash payment of interest on the Tranche B-1 Advances as calculated for such Payment Date;
ninth, to prepay the outstanding principal amount of the Tranche B-1 Advances, including any PIK Interest that has been added to such principal amount until the same are paid in full;
tenth, to the cash payment of interest on the Tranche B-2 Advances as calculated for such Payment Date;
eleventh, to prepay the outstanding principal amount of the Tranche B-2 Advances, including any PIK Interest that has been added to such principal amount until the same are paid in full;
twelfth, to the cash payment of interest on the Tranche C Advances as calculated for such Payment Date;
thirteenth, to prepay the outstanding principal amount of the Tranche C Advances, including any PIK Interest that has been added to such principal amount until the same are paid in full;
fourteenth, to any obligations secured by any Collateral then remaining; and

fifteenth, to the Borrower Representative for the benefit of the Borrowers.
     Anything contained herein to the contrary notwithstanding, all payments, dividends and distributions in respect of, and the net proceeds from any disposition, of the Participant Trust Certificates shall be applied solely to the Pro Rata Share of each Lender (other than Huntington and HF) in respect of the Advances. Further, anything contained herein to the contrary notwithstanding, all recoveries and distributions from, and the net proceeds of the WMC Claims, net of costs attributable to the collection of such recoveries and distributions, shall be applied as follows: 82.5895% to M&I’s Advances, and 17.4105% to Huntington’s and HF’s Advances. Further, anything contained herein to the contrary notwithstanding, all dividends, distributions from, and the net proceeds of any disposition from Pledged Interests in FCMC, shall be applied as follows: 2.65964% to BOS’s Advances, 13.12074 to M&I’s Advances, and 84.21962 to Huntington’s and HF’s Advances; provided, however, that if any Lender has been paid in full prior to such dividend or distribution, such percentages shall be calculated without regard to such Lender’s percentage above. Further, anything contained herein to the contrary notwithstanding, all dividends, distributions from, and the net proceeds of any disposition from the REIT Shares shall be applied solely to Huntington’s and HF’s Pro Rata Share of the Advances, in order of priority as determined by Huntington, in its sole discretion. Further, anything contained herein to the contrary notwithstanding, all Collections in respect of the Static Loans shall be applied pursuant to the terms of the Franklin Master Agreement.
          Section 2.05 Mandatory Prepayments. Within five (5) Business Days after the occurrence of any Mandatory Prepayment Event, the Borrowers shall prepay the Advances in an aggregate amount equal to the Net Proceeds of such Mandatory Prepayment Event, any such prepayment to be applied to prepay the outstanding principal amount of the Tranche A Advances.
          Section 2.06 Breakage. If the Borrowers make any prepayment of the Advances on a day that is not a Payment Date, the Borrowers shall indemnify each Lender and hold each Lender harmless from and against any actual loss or expense that such Lender may sustain or incur arising from (i) the re-employment of funds obtained by such Lenders to maintain the portion of such Lender’s Advances so prepaid or (ii) fees payable to terminate the arrangements from which such funds were obtained, in either case which actual loss or expense shall be equal to the excess, as determined by the such Lender, of (x) its cost of obtaining funds for such portion of such Lender’s Advances for the period from the date of such prepayment through the following Payment Date over (ii) the amount of interest likely to be realized by such Lender in redeploying the funds not utilized by reason of such prepayment for such period. This Section 2.06 shall survive termination of this Agreement and payment in full of the Notes.
          Section 2.07 Requirements of Law.
     (a) If any Requirement of Law or any change in the interpretation or application thereof, or compliance by the Administrative Agent or any Lender with any request or directive (whether or not having the force of law) from any central bank or other Governmental Authority made subsequent to the date hereof:

     (i) shall subject the Administrative Agent or any Lender to any tax of any kind whatsoever with respect to this Agreement, such Lender’s Note(s) or any Advance(s) made by it (excluding net income taxes), or change the basis of taxation of payments to the Administrative Agent or any Lender in respect thereof;
     (ii) shall impose, modify, or hold applicable any reserve, special deposit, compulsory advance, or similar requirement against assets held by, or deposits or other liabilities in or for the account of, advances or other extensions of credit by, or any other acquisition of funds by any office of such Lender; or
     (iii) shall impose on the Administrative Agent or any Lender any other condition;
and the result of any of the foregoing is to increase the cost to the Administrative Agent or such Lender, by an amount which the Administrative Agent or such Lender deems to be material, of making, continuing, or maintaining any Advance or to reduce any amount receivable hereunder in respect thereof, then, in any such case, the Borrower Representative on behalf of the Borrowers shall promptly pay the Administrative Agent or such Lender such additional amount or amounts as will compensate the Administrative Agent or such Lender for such increased cost or reduced amount receivable thereafter incurred.
          (b) If any Lender shall have determined that the adoption, effectiveness, phase-in, or applicability of, or any change in, any Requirement of Law regarding capital adequacy or in the interpretation or application thereof, or compliance by such Lender or any corporation controlling such Lender with any request or directive regarding capital adequacy (whether or not having the force of law) from any Governmental Authority made subsequent to the date hereof shall have the effect of reducing the rate of return on that Lender’s or such corporation’s capital as a consequence of its obligations hereunder to a level below that which that Lender or such corporation (taking into consideration that Lender’s or such corporation’s policies with respect to capital adequacy) by an amount deemed by that Lender to be material, then from time to time, the Borrowers shall promptly pay to that Lender such additional amount or amounts as will thereafter compensate that Lender for such reduction.
          (c) If the Administrative Agent or any Lender becomes entitled to claim any additional amounts pursuant to this Section 2.07, it shall promptly notify the Borrower Representative of the event by reason of which it has become so entitled. A certificate as to any additional amounts payable pursuant to this Section 2.07 submitted by the Administrative Agent or a Lender to the Borrower Representative shall be conclusive and binding on the Borrowers in the absence of manifest error.
          (d) Failure or delay on the part of the Administrative Agent or any Lender to demand compensation pursuant to this Section 2.07 shall not constitute a waiver of the Administrative Agent’s or such Lender’s right to demand such compensation.

          Section 2.08 Purpose of Advances. Each of the Advances are made for the purpose of amending and restating the Commercial Loans and to pay fees and other transaction costs in connection therewith on the Effective Date pursuant to term loans which are (a) the joint and several obligations of the Borrowers and (b) are secured by substantially all assets of the Borrowers and the other Collateral.
          Section 2.09 Appointment of Borrower Representative as Agent and Attorney-in-Fact for all Borrowers. Each Borrower hereby irrevocably constitutes and appoints the Borrower Representative and any officer or agent thereof, with full power of substitution, as its true and lawful attorney-in-fact, with full irrevocable power and authority in the place and stead of such Borrower and in the name of such Borrower or in its own name, and for the purpose of carrying out the terms of this Agreement, to take any and all necessary or appropriate actions, including without limitation the right to give or receive any notice or other document provided for under this Agreement on behalf of such Borrower, and to execute on behalf of such Borrower any and all documents and instruments that may be necessary or desirable to accomplish the purposes of this Agreement. Any notice given to or received from the Borrower Representative on behalf of any Borrower under this Agreement shall be deemed to have been given to or received from that Borrower.
          Section 2.10 Facility Fee. The Borrowers jointly and severally agree to pay to the Administrative Agent on the Effective Date, for the account of each applicable Lender according to its Pro Rata Share, the Facility Fee.
          Section 2.11 Joint and Several Liability.
     (a) Each Borrower is accepting joint and several liability hereunder and under the other Loan Documents in consideration of the financial accommodations to be provided by the Lenders under this Agreement, for the mutual benefit, directly and indirectly, of each Borrower and in consideration of the undertakings of each other Borrower to accept joint and several liability for the Obligations.
     (b) Each Borrower, jointly and severally, hereby irrevocably and unconditionally accepts, as a surety and as a co-debtor, joint and several liability with each other Borrower, with respect to the payment and performance of all of the Obligations (including, without limitation, any Obligations arising under this Section 2.11), it being the intention of the parties hereto that all the Obligations shall be the joint and several Obligations of each Borrower without preferences or distinction among them.
     (c) If and to the extent that any Borrower shall fail to make any payment with respect to any Obligation as and when due or to perform any Obligation in accordance with the terms thereof, then, in each such event, the other Borrowers will make such payment with respect to, or perform, such Obligation, as applicable.
     (d) The Obligations of each Borrower under the provisions of this Section 2.11 constitute the absolute and unconditional, full recourse Obligations of each Borrower enforceable against each such Borrower to the full extent of its properties and assets, irrespective of the validity, regularity or enforceability of this Agreement or any other circumstances whatsoever.
     (e) Except as otherwise expressly provided in this Agreement, each Borrower hereby waives notice of acceptance of its joint and several liability, notice of any Advances issued under or pursuant to this Agreement, notice of the occurrence of any Default, Event of Default, or of any demand for any payment under this Agreement, notice of any action at any time taken or omitted by the Administrative Agent or any Lender under or in respect of any Obligation, any requirement of diligence or to mitigate damages and, generally, to the extent permitted by applicable law, all demands, notices and other formalities of every kind in connection with this Agreement (except as otherwise provided in this Agreement). Each Borrower hereby assents to, and waives notice of, any extension or postponement of the time for the payment of any Obligation, the acceptance of any payment of any Obligation, the acceptance of any partial payment thereon, any waiver, consent or other action or acquiescence by the Administrative Agent or any Lender at any time or times in respect of any Default by any Borrower in the performance or satisfaction of any term, covenant, condition or provision of this Agreement, any and all other indulgences whatsoever by the Administrative Agent or any Lender in respect of any Obligation, and the taking, addition, substitution or release, in whole or in part, at any time or times, of any security for any Obligation or the addition, substitution or release, in whole or in part, of any Borrower. Without limiting the generality of the foregoing, each Borrower assents to any other action or delay in acting or failure to act on the part of the Administrative Agent or any Lender with respect to the failure by any Borrower to comply with any of its respective Obligations, including, without limitation, any failure strictly or diligently to assert any right or to pursue any remedy or to comply fully with applicable laws or regulations thereunder, which might, but for the provisions of this Section 2.11 afford grounds for terminating, discharging or relieving any Borrower, in whole or in part, from any of its Obligations under this Section 2.11, it being the intention of each Borrower that, so long as any of the Obligations hereunder remain unsatisfied, the Obligations of such Borrower under this Section 2.11 shall not be discharged except by performance and then only to the extent of such performance. The Obligations of each Borrower under this Section 2.11 shall not be diminished or rendered unenforceable by any winding up, reorganization, arrangement, liquidation, reconstruction or similar proceeding with respect to any Borrower. The joint and several liability of the Borrowers hereunder shall continue in full force and effect notwithstanding any absorption, merger, amalgamation or any other change whatsoever in the name, constitution or place of formation of the other Borrowers, the Administrative Agent or any Lender.
     (f) Each Borrower represents and warrants to the Administrative Agent and the Lenders that such Borrower is currently informed of the financial condition of each other Borrower and of all other circumstances which a diligent inquiry would reveal and which bear upon the risk of nonpayment of the Obligations. Each Borrower hereby covenants that such Borrower will continue to keep informed of each other Borrower’s financial condition, the financial condition of any guarantors, if any, and of all other circumstances which bear upon the risk of nonpayment or nonperformance of the Obligations.

     (g) The provisions of this Section 2.11 are made for the benefit of the Administrative Agent and the Lenders and their respective successors and assigns, and may be enforced by any of them from time to time against any or all Borrowers as often as occasion therefor may arise and without requirement on the part of the Administrative Agent or any Lender, or any or their respective successors or assigns first to marshal any claims or to exercise any rights against any other Borrower or to exhaust any remedies available against any other Borrower or to resort to any other source or means of obtaining payment of any of the Obligations hereunder or to elect any other remedy. The provisions of this Section 2.11 shall remain in effect until all of the Obligations shall have been paid in full or otherwise fully satisfied. If at any time, any payment, or any part thereof, made in respect of any of the Obligations, is rescinded or must otherwise be restored or returned by the Administrative Agent or any Lender upon any insolvency proceeding of any Borrower, or otherwise, the provisions of this Section 2.11 will forthwith be reinstated in effect, as though such payment had not been made.
     (h) Each Borrower hereby agrees that it will not enforce any of its rights of contribution or subrogation against any other Borrower with respect to any liability incurred by it hereunder or under any of the other Loan Documents, any payments made by it to the Administrative Agent or any Lender with respect to any of the Obligations or any collateral security therefor until such time as all of the Obligations have been paid in full. Any claim which any Borrower may have against any other Borrower with respect to any payments to the Administrative Agent or any Lender hereunder or under any other Loan Documents are hereby expressly made subordinate and junior in right of payment, without limitation as to any increases in the Obligations arising hereunder or thereunder, to the prior payment in full in cash of the Obligations and, in the event of any insolvency proceeding relating to any Borrower, its debts or its assets, whether voluntary or involuntary, all such Obligations shall be paid in full in cash before any payment or distribution of any character, whether in cash, securities or other property, shall be made to any other Borrower therefor.
     (i) Each Borrower hereby agrees that, after the occurrence and during the continuance of any Default or Event of Default, the payment of any amounts due with respect to the Indebtedness owing by any Borrower to any other Borrower is hereby subordinated to the prior payment in full in cash of the Obligations. Each Borrower hereby agrees that after the occurrence and during the continuance of any Default or Event of Default, such Borrower will not demand, sue for or otherwise attempt to collect any Indebtedness of any other Borrower owing to such Borrower until the Obligations shall have been paid in full in cash. If, notwithstanding the foregoing sentence, such Borrower shall collect, enforce or receive any amounts in respect of such Indebtedness, such amounts shall be collected, enforced and received by such Borrower as trustee for the Administrative Agent and the Lenders.
          Section 2.12 Disbursements from Reserve Account. Upon the request of the Borrower Representative for a disbursement from the Reserve Account, the Administrative Agent, in it sole discretion, may disburse any such amount to any Disbursement Account.

          Article III. Blocked Accounts, Computations; Taxes.
          Section 3.01 Payments.
     (a) On or before the Effective Date, the Borrower Representative on behalf of the Borrowers shall establish one or more blocked accounts at Huntington, including without limitation the Reserve Account (“Blocked Accounts”), and thereafter the Borrower Representative shall (i) request in writing and otherwise take such reasonable steps to ensure proceeds of Collateral and other payments due any Borrower are forwarded directly to the Blocked Accounts, (ii) irrevocably instruct the bank which maintains each Blocked account to transfer to the Collection Account, on each Business Day, cleared funds in respect of all cash, checks, drafts or other similar items of payment so received in any Blocked Account and (iii) deposit promptly, and in any event no later than the first Business Day after the date of receipt thereof, any cash, checks, drafts or other similar items of payment relating to or constituting payments made in respect of any and all Collateral that are received directly by such Borrower (notwithstanding the requirements of clause (i) above) into the Collection Account.
     (b) The Borrower Representative may maintain at Huntington or other bank reasonably acceptable to the Administrative Agent, in the name of the Borrower Representative, one or more accounts subject to a Control Agreement, including account number 01580117315 (a “Disbursement Account”), into which the Administrative Agent shall, from time to time, deposit the proceeds of Collections or Reserves, as applicable, for the payment of any expenses approved by the Administrative Agent to be paid from the Reserves.
     (c) On or before the Effective Date (or such later date as the Administrative Agent shall consent to in writing with respect to any deposit account entered into after the Effective Date), the Borrowers shall cause any bank where a Disbursement Account is maintained to enter into a Control Agreement with the Administrative Agent, for the benefit of the Secured Parties, and the applicable Borrower, in form and substance acceptable to the Administrative Agent, which shall become operative on or prior to the Effective Date (or such later date as the Administrative Agent shall consent to in writing). No Borrower shall accumulate or maintain cash in any Disbursement Account as of any date of determination.
     (d) Each Blocked Account and Disbursement Account shall be controlled accounts, with all cash, checks and other similar items of payment in such accounts securing payment of the Advances and all other Obligations, and in which each Borrower shall have granted a Lien to the Administrative Agent, on behalf of the Secured Parties, pursuant to the Security Agreement.
     (e) All amounts deposited in the Collection Account shall be deemed received by the Administrative Agent in accordance with Section 2.04 and shall be applied (and allocated) by the Administrative Agent in accordance with Section 2.04. In no event shall any amount be so applied unless and until such amount shall have been credited in immediately available funds to the Collection Account. Each Borrower hereby acknowledges that it has no rights of withdrawal from the Collection Account or any Blocked Account established for Reserves.
     (f) Each Borrower shall and shall cause the Borrower Representative and each Related Party to (i) hold in trust for the Administrative Agent, for the benefit of the Secured Parties, all checks, cash, and other items of payment received by such Borrower or Related Party for the account of such Borrower, and (ii) within one Business Day after receipt by such Borrower or any such Related Party of any checks, cash, or other items of payment, deposit the same into the Collection Account. All proceeds of the sale or other disposition of any Collateral shall be deposited directly into the applicable Blocked Accounts.
          Section 3.02 Computations. Interest on the Advances and fees and other charges expressed as a percentage shall be computed on the basis of a 360-day year for the actual days elapsed (including the first day but excluding the last day) occurring in the period for which payable.
          Section 3.03 U.S. Taxes.
     (a) Each Borrower hereby agrees to pay to the Administrative Agent or any Lender such additional amount as is necessary in order that the net payment of any amount due to the Administrative Agent or that Lender hereunder after deduction for or withholding in respect of any U. S. Tax imposed with respect to such payment (or in lieu thereof, payment of such U.S. Tax by the Secured Parties), will not be less than the amount stated herein to be then due and payable; provided, that the foregoing obligation to pay such additional amounts shall not apply:
(i)	to any payment to any Secured Party hereunder unless that Secured Party is entitled to submit a Form W-8BEN (relating to that Secured Party and entitling it to a complete exemption from withholding on all interest to be received by it hereunder in respect of the Advances) or Form W-8ECI (relating to all interest to be received by that Secured Party hereunder in respect of the Advances), or

(ii)	to any U.S. Tax imposed solely by reason of the failure by that Secured Party to comply with applicable certification, information, documentation or other reporting requirements concerning the nationality, residence, identity or connections with the United States of America of Secured Party if such compliance is required by statute or regulation of the United States of America as a precondition to relief or exemption from such U.S. Tax.
For the purposes of this Section 3.03(a), (w) “Form W-8BEN” shall mean Form W-8BEN (Certificate of Foreign Status of Beneficial Owner for United States Tax Withholding) of the Department of the Treasury of the United States of America, (x) “Form W-8ECI” shall mean Form W-8ECI (Certificate of Exemption from Withholding on Income Effectively Connected with the Conduct of a Trade or Business in the United States) of the Department of the Treasury of the United States of America (or in relation to either such Form such successor and related forms as may from time to time be adopted by the relevant taxing authorities of the United States of America to document a claim to which such Form relates), and (y) “U.S. Taxes” shall mean any present or future tax, assessment or other charge or levy imposed by or on behalf of the United States of America or any taxing authority thereof or therein.
     (b) Within thirty (30) days after paying any such amount to a Secured Party, and within thirty (30) days after it is required by law to remit such deduction or withholding to any relevant taxing or other authority, the applicable Borrower shall deliver to that Secured Party evidence satisfactory to that Secured Party of such deduction, withholding or payment (as the case may be).
     (c) Each Secured Party, on its behalf, represents and warrants to the Borrowers that, on the date of this Agreement, such Secured Party is either incorporated under the laws of the United States or a State thereof or is entitled to submit a Form W-8BEN (relating to that Secured Party and entitling it to a complete exemption from withholding on all interest to be received by it hereunder in respect of the Advances) or Form W-8ECI (relating to all interest to be received by that Secured Party under this Agreement in respect of the Advances).
          Article IV. Certain Matters Relating to Collateral.
          Section 4.01 Collections. Each Borrower shall remit (or cause to be remitted) all Collections to the Administrative Agent, in the manner contemplated by Section 3.01(a), for application as provided in Sections 2.04 and 9.01(d) as applicable. Notwithstanding the foregoing, if an Event of Default shall occur and be continuing, (a) all proceeds of Collateral received by any Borrower consisting of cash, checks and other non-cash items shall be held by such Borrower in trust for the Administrative Agent, segregated from other funds of such Borrower, and shall forthwith upon receipt by such Borrower be turned over to the Administrative Agent in the exact form received by such Borrower (duly endorsed by such Borrower to the Administrative Agent, if required) and (b) any and all such proceeds received by the Administrative Agent will be applied by the Administrative Agent against the Obligations (whether matured or unmatured), such application to be in the order of priority specified in Section 9.01(d). Any balance of such proceeds remaining after the Obligations shall have been paid in full and this Agreement shall have been terminated shall be promptly paid over to the Borrower Representative. For purposes hereof, proceeds shall include, but not be limited to, all principal and interest payments, prepayments, payoffs, insurance claims, condemnation awards, sale proceeds, real estate owned rents, any other income, and all other amounts received with respect to the Collateral.
          Article V. Conditions Precedent.
          Section 5.01 Initial Advances. The obligations of the Lenders to make the Advances are subject to the satisfaction, immediately prior to or concurrently with the making of such Advances, of the following conditions precedent:

(a)	Credit Agreement. The Administrative Agent and each Lender shall have received this Agreement, executed and delivered by a duly authorized officer of each Borrower.

(b)	Loan Documents. The Administrative Agent and the Lenders as applicable shall have received the following documents, each of which shall be satisfactory to the Administrative Agent in form and substance:
1)	Notes. Each of such Lender’s Notes, duly completed, executed, and delivered;

2)	Pledge Agreement regarding WMC Claims;

3)	Pledge Agreement from Holding;

4)	Participation Assignments;

5)	Assignments of Liens;

6)	Security Agreement. Each Security Agreement, duly executed and delivered by the Borrowers;

7)	Cash Management Agreements. Each agreement governing a Blocked Account, a Collection Account and the Disbursement Accounts duly executed and delivered by the relevant Borrower or Borrowers and the applicable depository bank;

8)	Control Agreements. A deposit account control agreement for each Disbursement Account, the Collection Account, and the Blocked Account established for Reserves.

9)	Other Documents. The other documents as the Administrative Agent shall reasonably require.
(c)	Organizational Documents. The Administrative Agent shall have received, in form and substance satisfactory to the Lenders, a good standing certificate, certified copies of the charter and by-laws (or equivalent documents) and an incumbency certificate of each Borrower and evidence of all corporate or other authority for each Borrower with respect to the execution, delivery, and performance of the Loan Documents and each other document to be delivered by such Borrower, as applicable, from time to time in connection herewith (and the Administrative Agent may conclusively rely on such certificates until it receives notice in writing from such Borrower, as applicable, to the contrary).

(d)	Legal Opinion. The Administrative Agent shall have received one or more legal opinions of counsel to the Borrowers, in the form acceptable to the

Administrative Agent and the Lenders, containing customary legal opinions for a secured loan facility.
(e)	Filings, Registrations, Recordings. (i) Any documents (including, without limitation, financing statements) required to be filed, registered or recorded in order to create, in favor of the Administrative Agent for the benefit of the Secured Parties, a perfected, first-priority security interest in the Collateral, subject to no Liens other than those created hereunder, shall have been properly prepared and (if necessary) executed for filing (including any applicable county-level filings if the Administrative Agent determines such filings are necessary in its reasonable discretion), registration or recording in each office in each jurisdiction in which such filings, registrations and recordations are required to perfect such first-priority security interest and any assignments necessary for perfecting security interests in the Collateral; and (ii) UCC lien searches in such jurisdictions as shall be applicable to the Borrowers and the Collateral, the results of which shall be satisfactory to the Administrative Agent.

(f)	Fees and Expenses. The Administrative Agent shall have received all fees and expenses required to be paid by the Borrowers on or prior to the Effective Date pursuant to Section 10.03(b) and such fees and expenses may be netted out of the Tranche A Advances made by the Lenders on the Effective Date.

(g)	Consents, Licenses, Approvals, etc. The Administrative Agent shall have received copies, certified by each Borrower, of all consents, licenses and approvals, if any, required in connection with the execution, delivery and performance by such Borrower of, and the validity and enforceability against such Borrower of, the Loan Documents to which such Borrower is a party, which consents, licenses, and approvals shall be in full force and effect.

(h)	Insurance. The Administrative Agent shall have received evidence in form and substance satisfactory to the Administrative Agent showing compliance by each Borrower with Section 7.18.

(i)	Accounts. The Administrative Agent shall have received evidence of the establishment of each Blocked Account and the Collection Account.

(j)	Officer’s Certificate. The Administrative Agent shall have received a duly executed copy of an officer’s certificate of each Borrower.

(k)	Trust DB Termination. The Trusts DB shall have been terminated and all assets thereof shall be transferred to New Trust.

(l)	Transactions. The Transactions shall be fully consummated pursuant to agreements and documents satisfactory to the Administrative Agent and each Lender.

(m)	Other Documents. The Administrative Agent shall have received such other documents as the Administrative Agent or its counsel may reasonably require.
          Section 5.02 Advances. The making of any A Advance is subject to the following further conditions precedent, both immediately prior to the making of such Advance and also after giving effect thereto and to the intended use thereof:
(a)	no Default or Event of Default shall have occurred and be continuing;

(b)	the representations and warranties made by the Borrowers in Article 6 hereof, and in each of the other Loan Documents, shall be true and correct in all material respects on and as of the date of the making of such Advance with the same force and effect as if made on and as of such date (or, if any such representation or warranty is expressly stated to have been made as of a specific date, as of such specific date). At the request of the Administrative Agent, the Administrative Agent shall have received officer’s certificates signed by Responsible Officers of the Borrowers certifying as to the truth and accuracy of the foregoing, which certificates shall specifically include a statement that the Borrowers are in compliance with all governmental licenses and authorizations and is qualified to do business and in good standing in all required jurisdictions;

(c)	the Administrative Agent shall have received the tax identification number of each Borrower;

(d)	all corporate and other proceedings, and all documents, instruments and other legal matters in connection with the financing transactions contemplated by this Agreement and the other Loan Documents shall be satisfactory in form and substance to the Administrative Agent, and the Administrative Agent shall have received such other documents and legal opinions in respect of any aspect or consequence of the financing transactions contemplated hereby or thereby as it shall request;

(e)	there shall not have occurred one or more events that, in the good faith judgment of the Administrative Agent or the Required Lenders, constitutes or could reasonably be expected to constitute a Material Adverse Effect;

(f)	all fees and expenses due and payable to the Administrative Agent and the Lenders pursuant to this Agreement and each Loan Document shall have been paid in full; and

(g)	the Administrative Agent shall have received such other documents as the Administrative Agent or its counsel may reasonably request.

          Article VI. Representations and Warranties. Each Borrower hereby represents and warrants to Secured Parties that, as of the Effective Date and throughout the term of this Agreement:
          Section 6.01 Existence. Each Borrower (a) is a corporation or limited liability company duly formed, validly existing and in good standing under the laws of the jurisdiction of its formation, (b) has all requisite power, and has all governmental licenses, authorizations, consents and approvals, necessary to own its assets and carry on its business as now being conducted, except where the lack of such licenses, authorizations, consents and approvals would not be reasonably likely to have a Material Adverse Effect; and (c) is qualified to do business and is in good standing in all other jurisdictions in which the nature of the business conducted by it makes such qualification necessary, except where failure so to qualify would not be reasonably likely (either individually or in the aggregate) to have a Material Adverse Effect and (d) is in compliance in all material respects with all Requirements of Law.
          Section 6.02 Litigation. There are no actions, suits, arbitrations, investigations or proceedings pending or, to its knowledge, threatened against any Borrower or any of their respective Subsidiaries or affecting any of the property thereof before any Governmental Authority, (i) as to which individually or in the aggregate there is a reasonable likelihood of an adverse decision which would be reasonably likely to have a Material Adverse Effect or (ii) which questions the validity or enforceability of any of the Loan Documents.
          Section 6.03 No Breach. Neither (a) the execution and delivery of the Loan Documents or (b) the consummation of the financing transactions therein contemplated in compliance with the terms and provisions thereof will conflict with or result in a breach of the charter, by-laws, limited liability company agreement (written or oral), certificate of formation (or equivalent documents or oral agreements) of any Borrower, or any applicable law, rule or regulation, or any order, writ, injunction or decree of any Governmental Authority or other agreement or instrument to which any Borrower or any of their respective Subsidiaries, is a party or by which any of them or any of their property is bound or to which any of them is subject, or constitute a default under any such agreement or instrument, or (except for the Liens created pursuant to this Agreement) result in the creation or imposition of any Lien upon any property of any Borrower or any of their respective Subsidiaries pursuant to the terms of any such agreement or instrument.
          Section 6.04 Action. Each Borrower has all necessary power, authority and legal right to execute, deliver and perform its obligations under each of the Loan Documents to which it is a party; the execution, delivery and performance by each Borrower of each of the Loan Documents to which it is a party have been duly authorized by all necessary action on its part; and each Loan Document has been duly and validly executed and delivered by each Borrower and constitutes a legal, valid and binding obligation of each Borrower, enforceable against each Borrower in accordance with its terms, except as may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws relating to or limiting creditors’ rights generally or by equitable principles relating to enforceability.
          Section 6.05 Approvals. No authorizations, approvals or consents of, and no filings or registrations with, any Governmental Authority, or any other Person, are necessary for the execution, delivery or performance by any Borrower of the Loan Documents to which it is a party or for the legality, validity or enforceability thereof, except for filings and recordings in respect of the Liens created pursuant to any Loan Document.
          Section 6.06 Taxes. Each Borrower has filed all Federal income tax returns and all other tax returns that are required to be filed by them and have paid all taxes due pursuant to such returns or pursuant to any assessment received by any of them, except for any such taxes, if any, that are being appropriately contested in good faith by appropriate proceedings diligently conducted and with respect to which adequate reserves have been provided. The charges, accruals and reserves on the books of each Borrower in respect of taxes and other governmental charges are, in the opinion of such Borrower, adequate.
          Section 6.07 Investment Company Act. No Borrower is an “investment company” within the meaning of the Investment Company Act of 1940, as amended (the “Investment Company Act”). No Borrower is subject to any Federal or state statute or regulation that limits its ability to incur Indebtedness.
          Section 6.08 No Legal Bar. The execution, delivery and performance of this Agreement and the Notes, the borrowings hereunder and the use of the proceeds thereof will not violate any Requirement of Law or Contractual Obligation of any Borrower and will not result in, or require, the creation or imposition of any Lien (other than the Liens created under any Loan Document) on any of its or their respective properties or revenues pursuant to any such Requirement of Law or Contractual Obligation.
          Section 6.09 No Default. No Borrower is in default under or with respect to any of its respective Contractual Obligations in any respect which is reasonably expected to have a Material Adverse Effect. No Default or Event of Default has occurred and is continuing.
          Section 6.10 True and Complete Disclosure.
     (a) The information, reports, financial statements, exhibits and schedules furnished in writing by or on behalf of any Borrower to the Administrative Agent or any Lender in connection with the negotiation, preparation or delivery of this Agreement and the other Loan Documents or included herein or therein or delivered pursuant hereto or thereto, when taken as a whole, do not contain any untrue statement of material fact or omit to state any material fact necessary to make the statements herein or therein, in light of the circumstances under which they were made, not misleading. All written information furnished after the date hereof by or on behalf of each Borrower to the Administrative Agent or any Lender in connection with this Agreement and the other Loan Documents and the financing transactions contemplated hereby and thereby will be true, complete and accurate in every material respect, or (in the case of projections) based on reasonable good faith estimates, on the date as of which such information is stated or certified. There is no fact known to a Responsible Officer of any Borrower that, after due inquiry, could reasonably be expected to have a Material Adverse Effect that has not been disclosed herein, in the other Loan Documents or in a report, financial statement, exhibit, schedule, disclosure letter or other writing furnished to the Administrative Agent for use in connection with the financing transactions contemplated hereby or thereby.

     (b) The unaudited pro forma consolidated balance sheet of the Borrowers, dated as of the Effective Date, a copy of which has heretofore been delivered to Administrative Agent, gives pro forma effect to the consummation of each Transfer Agreement, the initial extensions of credit made under this Agreement, and the payment of transaction fees and expenses related to the foregoing, all as if such events had occurred on such date (the “Pro Forma Balance Sheet”). The Pro Forma Balance Sheet has been prepared in a manner consistent with GAAP and the financial statements described in Section 7.01(a) (subject to the absence of footnotes required by GAAP and subject to normal year-end adjustments) and, made in good faith and having a reasonable basis set forth therein, presents fairly in all material respects the consolidated financial condition of the Borrowers on an unaudited pro forma basis as of the date set forth therein after giving effect to the consummation of the Transactions described above.
          Section 6.11 ERISA. No Borrower or any of their respective Subsidiaries has any Plan or Multiemployer Plan subject to the provisions of ERISA, the Code and other Federal or State law.
          Section 6.12 [Reserved].
          Section 6.13 True Sales. Any and all interest of a prior owner in, to and under any Mortgage Loan or other Collateral has been sold, transferred, conveyed, and assigned to the applicable Borrower pursuant to a legal sale or capital contribution and such prior owner retains no interest in such Mortgage Loan or other Collateral.
          Section 6.14 No Burdensome Restrictions. No Requirement of Law or Contractual Obligation of any Borrower or any of its respective Subsidiaries would reasonably be expected to have a Material Adverse Effect.
          Section 6.15 Subsidiaries. All of the Subsidiaries of any Borrower are listed on Schedule 6.15 to this Agreement.
          Section 6.16 Financial Statements; Fraudulent Conveyance.
     (a) The consolidated balance sheet of the Borrowers and any Subsidiaries as of the specific date and the related statements of income and cashflows for that fiscal year, previously furnished to the Secured Parties, fairly present the financial condition of the Borrowers as of that date and the results of its operations for that fiscal period. The Borrowers had, on that date, no known liabilities, direct or indirect, fixed or contingent, matured or unmatured, or liabilities for taxes, long-term leases, or unusual forward or long-term commitments not disclosed by, or reserved against in, said balance sheet and related statements, except for the Lenders’ extensions of credit to the Borrowers. Except for financial statements prepared for interim periods between the fiscal year-end, all financial statements were prepared in accordance with GAAP applied on a consistent basis throughout the periods involved. Since the date of the statement, there has been no change in the business, operations, assets or financial condition of any Borrower that could reasonably be expected to have any Material Adverse Effect, nor is any Borrower aware of any state of facts that (with or without notice or lapse of time or both) could reasonably be expected to have any Material Adverse Effect.

     (b) No Borrower intends to incur, or believes that it has incurred, debt beyond its ability to pay such debts as they mature. No Borrower is taking any action to commence insolvency, bankruptcy, liquidation or consolidation proceedings or the appointment of a receiver, liquidator, conservator, trustee or similar official in respect of such Borrower or any of its assets. No Borrower is pledging or transferring any Assets with any intent to hinder, delay or defraud any of its creditors.
          Section 6.17 Regulation U. No part of the proceeds of any Advance will be used to purchase or carry any Margin Stock or to extend credit to others for the purpose of purchasing or carrying any Margin Stock.
          Article VII. Covenants of the Borrowers. Each Borrower hereby covenants and agrees with the Secured Parties that, so long as any Advance is outstanding and until payment in full of all Obligations:
          Section 7.01 Financial Statements. The Borrower Representative shall deliver to the Administrative Agent and each Lender:
(a)	as soon as available and in any event within thirty (30) days after the end of each month, the consolidated balance sheet of the Borrowers and consolidated Subsidiaries as at the end of such period and the related unaudited consolidated statements of income for the Borrowers and consolidated Subsidiaries for such period and the portion of the fiscal year through the end of such period, setting forth in each case in comparative form the figures for the previous year and accompanied by a certificate of a Responsible Officer of the Borrower Representative, which certificate shall state that said consolidated financial statements fairly present the consolidated financial condition and results of operations of the Borrowers and Subsidiaries in accordance with GAAP, consistently applied, as at the end of, and for, such period (subject to normal year-end audit adjustments);

(b)	as soon as available and in any event within ninety (90) days after the end of each fiscal year of the Borrowers, (i) the consolidated balance sheets of the Borrowers and consolidated Subsidiaries as at the end of such fiscal year and the related consolidated statements of income and retained earnings and of cash flows for the Borrowers and consolidated Subsidiaries for such year, setting forth in each case in comparative form the figures for the previous year, and (ii) an audit report on the items listed in clause (i) hereof prepared and certified by independent certified public accountants of recognized standing and acceptable to the Administrative Agent, which audit report shall state that such financial statements fairly present the financial position of the Borrowers and Subsidiaries at the dates indicated and the results of their operations and cash flows for the periods indicated in conformity with GAAP and that the examination by such accountants in connection with such financial statements has been made in accordance with generally accepted auditing standards. The deliveries made pursuant to this clause shall be accompanied by (X) any management letter prepared by the above-referenced accountants and (Y) a certificate of such accountants that, in the course of their examination necessary for their certification of the foregoing, they have obtained no knowledge of any Default or Event of Default, or if, in the opinion of such accountants, any Default or Event of Default shall exist, a statement of the nature and status thereof;
(c)	[Reserved];

(d)	the Borrower Representative shall furnish to the Administrative Agent, at the time as it furnishes each set of financial statements pursuant to paragraphs (a) and (b) above, a certificate of a Responsible Officer of the Borrower Representative to the effect that, to the best of such Responsible Officer’s knowledge, such Borrower, as applicable, during such fiscal period or year has observed or performed all of its covenants and other agreements, and satisfied every condition, contained in this Agreement and the other Loan Documents to be observed, performed or satisfied by it, and that such Responsible Officer has obtained no knowledge of any Default or Event of Default except as specified in such certificate (and, if any Default or Event of Default has occurred and is continuing, describing the same in reasonable detail and describing the action such Borrower, as applicable, has taken or proposes to take with respect thereto); and

(e)	from time to time such other information regarding the financial condition, operations, or business of any Borrower as the Administrative Agent may request.
          Section 7.02 Litigation. Each Borrower shall promptly, and in any event within two (2) Business Days after service of process on any of the following, give to the Administrative Agent notice of all legal or arbitral proceedings affecting such Borrower or any of their respective Subsidiaries that questions or challenges the validity or enforceability of any of the Loan Documents or as to which there is a reasonable likelihood of an adverse determination that would result in a Material Adverse Effect.
          Section 7.03 Existence, Etc. Each Borrower and their respective Subsidiaries will:
(a)	preserve and maintain its legal existence and all of its material rights, privileges, licenses, and franchises;

(b)	comply with the requirements of all applicable laws, rules, regulations, and orders of Governmental Authorities and other Requirements of Law (including, without limitation, truth in lending, real estate settlement procedures, consumer protection and all environmental laws) if failure to comply with such requirements would be reasonably likely (either individually or in the aggregate) to have a Material Adverse Effect;

(c)	keep adequate records and books of account, in which complete entries will be made in accordance with GAAP consistently applied;

(d)	pay and discharge all taxes, assessments, and governmental charges or levies imposed on it or on its income or profits or on any of its Property prior to the date on which penalties attach thereto, except for any such tax, assessment, charge, or levy the payment of which is being contested in good faith and by proper proceedings and against which adequate reserves are being maintained;

(e)	permit representatives of the Administrative Agent, during normal business hours upon prior written notice at a mutually desirable time (or at any time and from time to time upon the occurrence of a Default or an Event of Default and during the continuance thereof), to examine, copy and make extracts from any Borrower’s books and records, to inspect any of its Properties, and to discuss its business and affairs with its officers, all to the extent reasonably requested by the Administrative Agent; and

(f)	limit its activities to such activities as are incident to and necessary or convenient to accomplish the following purposes: to acquire, own, hold, pledge, finance and otherwise deal with the Collateral, or with the prior written consent of the Administrative Agent, property or assets similar to the Collateral (collectively, the “Related Assets”), in each case, as are to be pledged to the Secured Parties pursuant to this Agreement and (ii) to sell, securitize or otherwise liquidate all or any portion of such Related Assets in accordance with the provisions of this Agreement.
          Section 7.04 Prohibition of Fundamental Changes; Subsidiaries. No Borrower shall enter into any transaction of merger or consolidation or amalgamation, or liquidate, wind up or dissolve itself (or suffer any liquidation, winding up or dissolution) or sell any substantial portion of its assets, other than (i) any Borrower may merge into Franklin Asset or Tribeca, as applicable, and (ii) pursuant to the Transactions. No Borrower shall establish any Subsidiary (other than a Borrower existing as of the Effective Date).
          Section 7.05 Restricted Payments. No Borrower shall make or declare any Restricted Payment, other than any Subsidiary of Franklin Asset or Tribeca, as applicable, may make a Restricted Payment to Franklin Asset or Tribeca, as applicable.
          Section 7.06 Notices. The Borrower Representative shall give notice to the Administrative Agent promptly:
(a)	within three (3) Business Days after such Borrower becomes aware of the occurrence of any Default or Event of Default or any event of default or default under any other material agreement of such Borrower;

(b)	within three (3) Business Days after service of process on any Borrower or any of their respective Subsidiaries, or any agent thereof for service of process, in respect of any legal or arbitral proceedings affecting any

Borrower or any of their respective Subsidiaries (i) that questions or challenges the validity or enforceability of any of the Loan Documents or (ii) in which the amount in controversy exceeds $250,000;
(c)	upon any Borrower becoming aware of any Default related to any Collateral, any Material Adverse Effect, or any event or change in circumstances that should reasonably be expected to have a Material Adverse Effect;

(d)	upon any Borrower becoming aware that any Collateral with an aggregate fair market value of at least $100,000 has been damaged by waste, fire, earthquake or earth movement, windstorm, flood, tornado or other casualty, or otherwise damaged;

(e)	upon the entry of a judgment or decree against any Borrower in an amount in excess of $100,000.
Each notice pursuant to this Section 7.06 (other than 7.06(e)) shall be accompanied by a statement of a Responsible Officer setting forth details of the occurrence referred to therein and stating what action the applicable Borrower has taken or proposes to take with respect thereto.
          Section 7.07 Perfection of Participant Trust Certificates. Unless a Default shall have occurred and be continuing, the Administrative Agent shall not (i) sell, pledge, transfer or otherwise assign its interest in any Participant Trust Certificate, other than to secure obligations of the Administrative Agent or any Lender to any Governmental Authority having jurisdiction with respect thereto, or (ii) provide direction to any trustee under the New Trust Trust Agreement or take any other action to terminate the New Trust Trust Agreement, in each instance, without the prior written consent of the Borrower Representative. Notwithstanding the registration of any Participant Trust Certificate in the Administrative Agent’s name in order to perfect the Administrative Agent’s Liens in such property and to enable the Administrative Agent to exercise remedies under the Loan Documents, each Borrower agrees that, regardless of such designation, subject to the terms of the applicable trust agreements, FCAC Subco shall possess all other indicia of ownership of each Participant Trust Certificate, including without limitation all matters related to taxes and preparing returns regarding the same.
          Section 7.08 Activities of Franklin Servicing. No Borrower shall permit Franklin Servicing LLC to conduct any business, other than the servicing of loans in the states of Michigan, Illinois, and Massachusetts and any other state to which the Administrative Agent has provided prior written approval after the request of the Borrower Representative; provided that Franklin Servicing LLC shall conduct business activities only to the extent that FCMC does not have a valid license or other authority to conduct such business; and provided further, however, no Loan Party shall be under any contractual obligation or agreement to make cash contributions or investments in, loans and advances to, enter into any Guarantee or other accommodation for the benefit of, or contribute or transfer any property to, Franklin Servicing LLC in excess of the aggregate sum of $350,000 from and after the formation of Franklin Servicing LLC. The Loan Parties shall cause (i) Franklin Servicing LLC at all times to maintain its limited liability company existence and preserve and keep, or cause to be preserved and kept, in full force and effect its rights and licenses material to its business; and (ii) Holding to pledge one hundred percent (100%) of the Capital Stock of Franklin Servicing LLC and all dividends or distributions in respect thereof to the Administrative Agent.
          Section 7.09 Settlement of Claims. No Borrower will enter into, and will not permit Holding, FCMC or any Servicer to enter into, any settlement agreement in respect of the WMC Claims or any other property subject to any Pledge Agreement without the prior written consent of the Administrative Agent and, to the extent any such settlement involves the WMC Claims, the prior written consent of M& I.
          Section 7.10 Transactions with Affiliates. No Borrower shall enter into any transaction, including, without limitation, any purchase, sale, lease, or exchange of property or the rendering of any service, with any Affiliate unless such transaction is (a) otherwise permitted under this Agreement, (b) in the ordinary course of such Borrower’s business, and (c) upon fair and reasonable terms no less favorable to such Borrower than it would obtain in a comparable arm’s length transaction with a Person that is not an Affiliate, or make a payment that is not otherwise permitted by this Section 7.10.
          Section 7.11 Use of Proceeds. The Borrowers will use the proceeds of the Advances solely for the purposes described in Section 2.08.
          Section 7.12 Limitation on Liens. No Borrower shall, nor will it permit or allow others to, create, incur or permit to exist any Lien, security interest or claim on or to any of its Property, except for Liens on the Collateral created pursuant to this Agreement. The Borrowers will defend the Collateral against, and will take such other action as is necessary to remove, any Lien, security interest or claim on or to the Collateral, other than the security interests created under this Agreement, and the Borrowers will defend the right, title and interest of each Secured Party in and to any of the Collateral against the claims and demands of all persons whomsoever. The Borrowers shall take all action necessary to fully preserve, maintain and protect each Secured Party’s security interest in the Collateral including, without limitation, the first priority status of such security interest.
          Section 7.13 Limitation on Indebtedness. No Borrower shall incur any liabilities for Indebtedness, other than (i) the Advances, and (ii) loans and advances from one Borrower to another.
          Section 7.14 Limitation on Sale of Assets. No Borrower shall convey, sell, lease, assign, transfer, or otherwise dispose of (collectively, “Transfer”), all or any portion of its Property, business or assets (including, without limitation, receivables and leasehold interests) whether now owned or hereafter acquired or allow any Subsidiary to Transfer any portion all of its assets to any Person, other than Borrowers shall be permitted to Transfer (i) the REIT shares with the prior written consent of Huntington and HF and (ii) the Participant Trust Certificates with the prior written consent of each of the other Lenders.
          Section 7.15 Limitation on Investments. No Borrower and no Subsidiary of a Borrower shall directly or indirectly make or own any Investment except (i) Investments in Cash Equivalents pledged to the Administrative Agent, and (ii) loans and advances from one Borrower to another.

          Section 7.16 Solvency. No Borrower shall incur debts beyond its ability to pay such debts as they mature. No Borrower shall commence any insolvency, bankruptcy, liquidation, or consolidation proceedings or the appointment of a receiver, liquidator, conservator, trustee, or similar official in respect of such Borrower or any of its respective assets. No Borrower shall have a judgment entered against it returned unsatisfied.
          Section 7.17 No Amendment or Waiver. No Borrower shall, nor shall it permit or allow any Person to, amend, modify, terminate or waive any provision of any Collateral in any manner that shall reasonably be expected to materially and adversely affect the value of such item of Collateral.
          Section 7.18 Maintenance of Property; Insurance. Each Borrower shall keep all property useful and necessary in its business in good working order and condition. Each Borrower shall cause FCMC to maintain errors and omissions insurance and blanket bond coverage in such amounts as are in effect on the Effective Date (as disclosed to the Administrative Agent in writing) and shall not reduce such coverage without the written consent of the Administrative Agent, and shall also maintain or cause FCMC to maintain such other insurance with financially sound and reputable insurance companies, and with respect to property and risks of a character usually maintained by entities engaged in the same or similar business similarly situated, against loss, damage and liability of the kinds and in the amounts customarily maintained by such entities.
          Section 7.19 Further Identification of Collateral. Each Borrower shall furnish to the Administrative Agent from time to time statements and schedules further identifying and describing the Collateral and such other reports in connection with the Collateral as the Administrative Agent may request, all in reasonable detail.
          Section 7.20 Organizational Documents, Pledge or Transfer of Equity Interests.
(a)	No Borrower shall amend its articles or certificate of incorporation, code of regulations or by-laws, limited liability company agreement, operating agreement, certificate of formation or other organizational document without the prior written consent of the Administrative Agent, which consent will not be unreasonably withheld or delayed.

(b)	No Borrower shall change its name without at least thirty (30) days prior written notice to the Administrative Agent.

(c)	No Borrower will permit or allow others to, create, incur or permit to exist any Lien, security interest or claim on or to any Equity Interests of FCMC, Franklin Servicing LLC, Franklin Asset or Tribeca, other than a Lien securing the Obligations.
          Section 7.21 Payment of Expenses. At all times after the Effective Date, no Borrower shall incur any liabilities or pay any expenses other than liabilities and expenses incurred in the ordinary course of business and approved in writing by the Administrative Agent. No Borrower shall incur any liability or pay any amount to FCMC or any Affiliate.

          Section 7.22 Certain Post-Effective Date Deliverables. The Borrowers will comply with each requirement or condition subsequent set forth on Schedule 7.22 on or before the date applicable thereto set forth on Schedule 7.22, or such later date as the Administrative Agent in writing shall provide, to the satisfaction of the Administrative Agent, and each Borrower hereby agrees that the failure of any Borrower to so perform or cause to be performed shall constitute an Event of Default hereunder without cure of any kind; provided, with respect to any such event, the Administrative Agent shall have provided notice to the Borrower Representative of such event.
          Section 7.23 Representations and Warranties; Disclosure Updates. Each Borrower shall promptly and in no event later than five (5) Business Days after obtaining knowledge thereof, notify the Administrative Agent if any written information, exhibit, or report furnished to the Administrative Agent or any Lender contained any untrue statement of a material fact or omitted to state any material fact necessary to make the statements contained therein not misleading in light of the circumstances in which made. The foregoing to the contrary notwithstanding, any notification pursuant to the foregoing provision will not cure or remedy the effect of the prior untrue statement of a material fact or omission of any material fact nor shall any such notification have the affect of amending or modifying this Agreement or any of the Schedules hereto.
          Section 7.24 Enforcement of Purchase Agreement. At all times, the Borrower Representative agrees to diligently pursue and enforce any rights and remedies under any purchase agreements for the purchase of Mortgage Loans, in which any Borrower has any right, title or interest.
          Article VIII. Section 8.01 Events of Default. An “Event of Default” shall exist under this Agreement (i) if any one or more of the events set forth in clause (g) or (h) shall have occurred or (ii) if any one or more of the other events described below shall have occurred, and with respect to any such event, the Administrative Agent shall have provided notice to the Borrower Representative of such event:
(a)	any Borrower shall fail to make a Required Payment on any Payment Date or otherwise fail to pay any principal of or interest on any Advance prior to the close of business on the date on which such payment is due (whether at stated maturity, upon acceleration or at mandatory prepayment or otherwise); or

(b)	any Borrower shall default in the payment of any other amount payable by it under this Agreement or any other Loan Document, and such default shall have continued unremedied for three (3) Business Days; or

(c)	any representation, warranty or certification made or deemed made in this Agreement or in any other Loan Document by any Loan Party or any certificate furnished to the Administrative Agent pursuant to the provisions hereof or thereof, shall prove to have been false or misleading in any material respect as of the time made or furnished; or

(d)	any Borrower shall fail to comply with the requirements of Section 7.01, Section 7.02, Section 7.03(a), Section 7.03(b), Section 7.03(d), Section 7.03(e), Section 7.04, Section 7.05, Section 7.06 (a), (b) or (c), Sections 7.10 through 7.18, Sections 7.20 through 7.24, or any Loan Party shall otherwise fail to observe or perform any other agreement contained in this Agreement or any other Loan Document, and such failure to observe or perform shall continue unremedied for a period of ten (10) Business Days; or

(e)	a final judgment or judgments for the payment of money in excess of, with respect to any Loan Party or any Subsidiary of any Loan Party, $250,000 in the aggregate shall be rendered against such Loan Party, by one or more courts, administrative tribunals or other bodies having jurisdiction over them and the same shall not be discharged (or provision shall not be made for such discharge) or bonded, or a stay of execution thereof shall not be procured, within sixty (60) days from the date of entry thereof and such Loan Party shall not, within said period of sixty (60) days, or such longer period during which execution of the same shall have been stayed or bonded, appeal therefrom and cause the execution thereof to be stayed during such appeal; or

(f)	any Loan Party shall admit in writing its inability to pay its debts as such debts become due; or

(g)	any Loan Party shall (i) apply for or consent to the appointment of, or the taking of possession by, a receiver, custodian, trustee, examiner, or liquidator of itself or of all or a substantial part of its property, (ii) make a general assignment for the benefit of its creditors, (iii) commence a voluntary case under the Bankruptcy Code, (iv) file a petition seeking to take advantage of any other law relating to bankruptcy, insolvency, reorganization, liquidation, dissolution, arrangement or winding-up, or composition or readjustment of debts, (v) fail to controvert in a timely and appropriate manner, or acquiesce in writing to, any petition filed against it in an involuntary case under the Bankruptcy Code, or (vi) take any corporate or other action for the purpose of effecting any of the foregoing; or

(h)	a proceeding or case shall be commenced, without the application or consent of any Loan Party or any Subsidiary of a Loan Party, in any court of competent jurisdiction, seeking (i) its reorganization, liquidation, dissolution, arrangement or winding-up, or the composition or readjustment of its debts, (ii) the appointment of a receiver, custodian, trustee, examiner, liquidator, or the like of any Loan Party or any such Subsidiary or of all or any substantial part of its property, or (iii) similar relief in respect of any Loan Party or any such Subsidiary under any law relating to bankruptcy, insolvency, reorganization, winding-up, or composition or adjustment of debts, and such proceeding or case shall continue undismissed, or an order, judgment or decree approving or ordering any of the foregoing shall be entered and continue unstayed and in effect, for a period of sixty (60) or more days; or an order for relief against any Loan Party or any such Subsidiary shall be entered in an involuntary case under the Bankruptcy Code; or
(i)	this Agreement, any Note, or any other Loan Document shall for whatever reason (including an Event of Default, Default, default or event of default, as applicable thereunder) be terminated, or any Lien of any Secured Party on any material portion of the Collateral shall cease to be a valid and perfected first priority Lien on or other security interest in any of the Collateral, or any Borrower’s obligations under this Agreement shall cease to be in full force and effect, or the enforceability of any Loan Document shall be contested by any Loan Party; or

(j)	(i) any Loan Party or any ERISA Affiliate shall engage in any non-exempt “prohibited transaction” (as defined in Section 406 of ERISA or Section 4975 of the Code) involving any Plan, (ii) any material “accumulated funding deficiency” (as defined in Section 302 of ERISA), whether or not waived, shall exist with respect to any Plan or any Lien in favor of the PBGC or a Plan shall arise on the assets of any Loan Party or any ERISA Affiliate, (iii) proceedings shall commence to have a trustee appointed, or a trustee shall be appointed, to administer or to terminate, any Plan of any Loan Party or any ERISA Affiliate, which commencement of proceedings or appointment of a trustee is, in the reasonable opinion of the Administrative Agent, likely to result in the termination of such Plan for purposes of Title IV of ERISA, (iv) any such Plan shall terminate for purposes of Title IV of ERISA, (v) any Loan Party or any ERISA Affiliate shall, or in the reasonable opinion of the Administrative Agent is likely to, incur any liability in connection with a withdrawal from, or the insolvency or reorganization of, a Multiemployer Plan, or (vi) any other event or condition shall occur or exist with respect to a Plan; and in each case in clauses (i) through (vi) above, such event or condition, together with all other such events or conditions, if any, could reasonably be expected to have a Material Adverse Effect; or

(k)	any Change of Control of any Loan Party shall have occurred; or

(l)	any Loan Party shall grant, or suffer to exist, any Lien on any Collateral except the Liens contemplated by this Agreement; or the Liens contemplated hereby shall cease to be first priority perfected and enforceable Liens on the Collateral in favor of the Secured Parties or shall be Liens in favor of any Person other than the Secured Parties; or

(m)	any Loan Party or any Subsidiary of a Loan Party shall default under, or fail to perform as required under, or shall otherwise breach the terms of any instrument, agreement or contract between such Loan Party or such other

Person, on the one hand, and the Administrative Agent or any Lender or any of the Administrative Agent’s or any Lender’s Affiliates on the other hand, whether or not such default results in the acceleration or prepayment of any Indebtedness thereunder; or any Loan Party or any Subsidiary of a Loan Party such entity shall default under, or fail to perform as requested under, the terms of any repurchase agreement, credit and security agreement or similar credit facility or agreement which provides for borrowed funds in an amount in excess of $100,000, in each case entered into by such Loan Party or such other entity and any third party, which default or failure resulted in the acceleration or prepayment of any Indebtedness thereunder;
(n)	Servicer shall cease its servicing business, a Material Adverse Effect occurs in respect of Servicer, or any default or event of default shall occur under the Servicing Agreement;

(o)	(i) Holding shall fail, prior to June 30, 2009, to amend Article VII. D of the Fifth Amended and Restated Certificate of Incorporation of FCMC to delete the following provision: “Any action or transaction by or involving the Corporation, other than the election or removal of directors, that requires for its adoption the approval of the stockholders of the Corporation under the General Corporation Law of the State of Delaware or this Certificate of Incorporation shall, pursuant to Section 251(g) of the General Corporation Law of the State of Delaware, require, in addition, the approval of the stockholders of Franklin Credit Holding Corporation, a Delaware corporation, or any successor thereto by merger, by the same vote that is required by the General Corporation Law of the State of Delaware or this Certificate of Incorporation, as the case may be,” or (ii) Holding or FCMC after the Effective Date shall amend, restate, supplement or otherwise modify such amended and restated certificate of incorporation, the bylaws or other organizational or governing document of FCMC to add or make effective any substantially similar provision; or

(p)	any Material Adverse Effect with respect to any Loan Party or any of their respective Subsidiaries, or the Collateral, in each case as determined by the Administrative Agent in its reasonable discretion, or the existence of any other condition that, in the Administrative Agent’s reasonable discretion, constitutes a material impairment of any Loan Party’s ability to perform its obligations under this Agreement, the Note or any other Loan Document.
          Article IX. Remedies.
          Section 9.01 Remedies Upon Default. (a) Upon the occurrence of one or more Events of Default (subject to the expiration of the applicable cure period contained therein) other than those referred to in Section 8(g) or (h), the Required Lenders (at their election but without notice of their election and without demand) may authorize and instruct the Administrative Agent to do any one or more of the following on behalf of the

Secured Parties (and the Administrative Agent, acting upon the instructions of the Required Lenders, shall, subject to the terms of Article 12 hereof, do the same on behalf of the Secured Parties), all of which are authorized by the Borrowers: (i) immediately declare all Obligations then outstanding to be immediately due and payable, together with all interest accrued thereon and all other amounts due under this Agreement, the Notes and any other Loan Document; provided, that upon the occurrence of an Event of Default referred to in Sections 8(g) or (h), such amounts shall immediately and automatically become due and payable without any further action by any Person and (ii) the Administrative Agent may exercise, in addition to all other rights and remedies granted to it in this Agreement, the rights and remedies provided for under any Loan Document. Upon such declaration or such automatic acceleration, the unpaid balance of all Advances then outstanding and all other amounts due under this Agreement and any other Loan Document shall become immediately due and payable, without presentment, demand, protest, or other formalities of any kind, all of which are hereby expressly waived by the Borrowers, and the Administrative Agent, upon receipt of instructions from the Required Lenders, subject to the terms of Section 12 hereof, thereupon shall exercise any rights and remedies the Loan Documents, including but not limited to, the transfer of servicing or the liquidation of the Collateral on a servicing released basis. To the extent permitted by applicable law, each Borrower waive all claims, damages, and demands it may acquire against the Administrative Agent or the Lenders arising out of the exercise by the Administrative Agent or a Secured Party of any of their rights hereunder or under any other Loan Documents, other than those claims, damages, and demands to the extent any of the foregoing is found in a final non-appealable judgment by a court of competent jurisdiction to have resulted from the gross negligence or willful misconduct of the Administrative Agent or a Lender.
     (b) Upon the occurrence of one or more Events of Default, the Administrative Agent shall have the right to obtain physical possession of all records and all other files of the Borrowers relating to the Collateral and all documents relating to the Collateral that are then or may thereafter come in to the possession of any Loan Party, or any third party acting for any Loan Party, and each Loan Party shall deliver to the Administrative Agent such assignments and other documents as the Administrative Agent shall request. The Administrative Agent shall be entitled to specific performance of all agreements of each Loan Party contained in this Agreement and any other Loan Document.
     (c) If a Default shall occur and be continuing, the Administrative Agent may, at its option, enter into one or more Interest Rate Hedge Agreements covering all or a portion of the Advances, and the Borrowers shall be responsible for all damages, judgments, costs, and expenses (including, without limitation, reasonable attorneys’ fees and disbursements) of any kind which may be imposed on, incurred by, or asserted against the Administrative Agent relating to or arising out of such Interest Rate Hedge Agreements; including without limitation any losses resulting from such Interest Rate Hedge Agreements.
     (d) Any money or property collected or otherwise received by the Administrative Agent in connection with the exercise of its rights and remedies specified in this Section 9.01 (including, without limitation, any money or property received in respect of a liquidation of any Collateral) shall be applied by the Administrative Agent first, to the payment of any Obligations in respect of any protective advances, fees, expenses, reimbursements or indemnities then due to the Administrative Agent, second, to the payment of any Obligations in respect of any protective advances, fees, expenses, reimbursements or indemnities then due to any Lender, and then, in the same order of priority as Section 2.04(d).
          Article X. Miscellaneous.
          Section 10.01 Waiver. No failure on the part of the Administrative Agent to exercise, no delay in exercising, and no course of dealing with respect to, any right, power, or privilege under this Agreement or any other Loan Document shall operate as a waiver thereof, nor shall any single or partial exercise of any right, power, or privilege under this Agreement or any other Loan Document preclude any other or further exercise thereof or the exercise of any other right, power, or privilege. The remedies provided herein and therein are cumulative and not exclusive of any remedies provided by law.
          Section 10.02 Notices. Except as otherwise expressly permitted by this Agreement, all notices, requests, and other communications provided for herein (including, without limitation, any modifications of, or waivers, requests or consents under, this Agreement) shall be given or made in writing (including, without limitation, by telex or telecopy) delivered to the intended recipient at the “Address for Notices” specified below its name on the signature pages hereof) or, as to any party, at such other address as shall be designated by such party in a written notice to each other party. Except as otherwise provided in this Agreement and except for notices given under Article 2 (which shall be effective only on receipt), all such communications shall be deemed to have been duly given when transmitted by telex or telecopier or personally delivered or, in the case of a mailed notice, upon receipt, in each case given or addressed as aforesaid.
          Section 10.03 Indemnification and Expenses.
     (a) Each Borrower hereby agrees jointly and severally, to hold each Secured Party, and each Affiliate thereof and the respective officers, directors, employees, agents, and advisors of each Secured Party (each an “Indemnified Party”) harmless from and indemnify the Secured Parties and such other Persons against all liabilities, losses, damages, judgments, costs, and expenses of any kind that may be imposed on, incurred by, or asserted against the Secured Parties or such other Persons, relating to or arising out of, this Agreement (including, without limitation, any cost, loss, or expense which the Secured Parties or such other Persons may sustain or incur as a consequence of any acceleration of the maturity of the Advances by the Secured Parties in accordance with the terms of this Agreement, including, but not limited to, any cost, loss, or expense arising in liquidating the Advances and the Collateral and from interest or fees payable by the Secured Parties to lenders of funds obtained by it in order to maintain the Advances hereunder), the Notes, any other Loan Document or any financing transaction contemplated hereby or thereby, or any amendment, supplement, or modification of, or any waiver or consent under or in respect of, this Agreement, the Notes, any other Loan Document, or any financing transaction contemplated hereby or thereby, that, in each case, results from any matter whatsoever, except to the extent any of the foregoing is found in a final non-appealable judgment by a court of competent jurisdiction to have resulted from the gross negligence or willful misconduct of the Administrative Agent or a Lender. Without limiting the generality of the foregoing, each Borrower agrees, jointly, and severally, to hold the Secured Parties and any other indemnified Person described above harmless from and indemnify such Indemnified Party against all costs with respect to all any Mortgage Loan and any REO Property at any time owned by any Borrower relating to or arising out of any violation or alleged violation of any environmental law, rule, or regulation or any consumer credit laws, including, without limitation, laws with respect to unfair or deceptive lending practices and predatory lending practices, the Truth in Lending Act, and the real estate settlement procedures act, that, in each case, results from anything other than to the extent any of the foregoing is found in a final non-appealable judgment by a court of competent jurisdiction to have resulted from the gross negligence or willful misconduct of such Indemnified Party. In any suit, proceeding, or action brought by any Secured Party in connection with any other Collateral pledged hereunder for any sum owing thereunder, or to enforce any provisions of any Collateral pledged hereunder, each Borrower will save, indemnify and hold the Secured Parties and any other indemnified Person described above harmless from and against all expense, loss, or damage suffered by reason of any defense, set-off, counterclaim, recoupment, reduction, or liability whatsoever of the account debtor or obligor thereunder, arising out of a breach by any Borrower of any obligation thereunder or arising out of any other agreement, Indebtedness, or liability at any time owing to or in favor of such account debtor or obligor or its successors from any Borrower. Each Borrower also agrees, jointly and severally, to reimburse the Secured Parties as and when billed by the Administrative Agent for all the Secured Parties’ reasonable out-of-pocket costs and expenses incurred in connection with the enforcement or the preservation of the Secured Parties’ rights under this Agreement, the Notes, any other Loan Document, or any financing transaction contemplated hereby or thereby, including, without limitation, the reasonable fees and disbursements of its counsel.
     (b) Each Borrower agrees to pay as and when billed by the Administrative Agent all of the out-of pocket costs and expenses reasonably incurred by the Administrative Agent in connection with the development, preparation, and execution of any amendment, restatement supplement, or modification to this Agreement, any Note, any other Loan Document, or any other documents prepared in connection herewith or therewith. Each Borrower further agrees to pay as and when billed by the Administrative Agent all of the out-of-pocket costs and expenses, reasonably incurred by any Secured Party (i) in connection with the development, preparation, and execution of this Agreement, each Note and any Loan Document executed in connection herewith or therewith, and consummation and administration of the financing transactions contemplated hereby and thereby including, without limitation, (A) all the reasonable fees, disbursements, and expenses of counsel for the Administrative Agent and for each other Secured Party and (B) all the due diligence, inspection, testing, and review costs and expenses incurred by any Secured Party with respect to Collateral under this Agreement, including, but not limited to, those costs and expenses incurred by any Secured Party pursuant to Sections 11.01, 11.05, and 11.10, other than any costs and expenses incurred in connection with the Secured Parties’ re-hypothecation of the Assets prior to an Event of Default, and (ii) all of the out-of pocket costs and expenses after the occurrence of an Event of Default or in connection with the enforcement of any right or remedy under this Agreement or applicable law .
          Section 10.04 Amendments. (a) Subject to the provisions of this Section 10.04, the Required Lenders (or the Administrative Agent with the consent in writing of the Required Lenders) and any Loan Party may enter into agreements supplemental hereto for the purpose of adding or modifying any provisions of this Agreement or any Loan Document, or changing in any manner the rights of the Lenders or any Loan Party hereunder or thereunder or waiving any Event of Default hereunder; provided, however, that no such supplemental agreement, waiver or amendment shall, without the consent of each Lender affected thereby:
     (i) Extend any Termination Date or any other date fixed for any payment of principal of, or interest on, the Advances, or any fees or other amounts payable to such Lender (except with respect to modifications of the provisions relating to prepayments of Advances and other Obligations);
     (ii) Reduce the rate of interest on any Advance, fee, or other amount due such Lender;
     (iii) Reduce the percentage specified in the definition of Required Lenders or any other percentage of Lenders specified to be the applicable percentage in this Agreement to act on specified matters or amend the definitions of “Required Lenders,” or “Pro Rata Share”;
     (iv) Increase the amount of Commitment of any Lender;
     (v) Other than pursuant to a transaction permitted by the terms of this Agreement, release all or substantially all of the Collateral;
     (vi) Amend this Section 10.04;
     (vii) Amend the definition of “Participant Trust Certificates Percentage”; or
     (viii) Amend any percentage set forth in last paragraph of Section 2.04(d).
          (b) No amendment of any provision of this Agreement relating to the Administrative Agent shall be effective without the written consent of the Administrative Agent, and no amendment of the definition of “BOS Adjustment” shall be effective without the written consent of BOS. The Administrative Agent may waive payment of the fee required under Section 12.01(c) without obtaining the consent of any of the Lenders. Except as otherwise expressly provided in Section 10.04(a) above, any provision of this Agreement may only be amended, modified or supplemented only by an instrument in writing signed by each Borrower, the Administrative Agent, and the Required Lenders.

          Section 10.05 Successors and Assigns. Subject to Sections 12.01 and 12.02, this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns.
          Section 10.06 Survival. The obligations of each Borrower under Sections 2.06 3.03, 10.03 and 11.05 hereof shall survive the repayment of the Advances and the termination of this Agreement. In addition, each representation and warranty made, or deemed to be made by a request for a borrowing, herein or pursuant hereto shall survive the making of such representation and warranty and the disbursement of the related Advance, and the Secured Parties shall not be deemed to have waived, by reason of making any Advance, any Default that may arise by reason of such representation or warranty proving to have been false or misleading, notwithstanding that the Secured Parties may have had notice or knowledge or reason to believe that such representation or warranty was false or misleading at the time such Advance was made.
          Section 10.07 Captions. The table of contents and captions and section headings appearing herein are included solely for convenience of reference and are not intended to affect the interpretation of any provision of this Agreement.
          Section 10.08 Counterparts. This Agreement may be executed in any number of counterparts, all of which taken together shall constitute one and the same instrument, and any of the parties hereto may execute this Agreement by signing any such counterpart.
          Section 10.09 Governing Law. This Agreement shall be governed by Ohio law without reference to choice of law doctrine.
          Section 10.10 SUBMISSION TO JURISDICTION; WAIVERS. Each party hereby irrevocably and unconditionally:
(i)	SUBMITS FOR ITSELF AND ITS PROPERTY IN ANY LEGAL ACTION OR PROCEEDING RELATING TO THIS AGREEMENT, THE NOTE AND THE OTHER LOAN DOCUMENTS, OR FOR RECOGNITION AND ENFORCEMENT OF ANY JUDGMENT IN RESPECT THEREOF, TO THE NON-EXCLUSIVE GENERAL JURISDICTION OF THE COURTS OF THE STATE OF OHIO, THE FEDERAL COURTS OF THE UNITED STATES OF AMERICA FOR THE SOUTHERN DISTRICT OF OHIO, AND APPELLATE COURTS FROM ANY THEREOF;

(ii)	CONSENTS THAT ANY SUCH ACTION OR PROCEEDING MAY BE BROUGHT IN SUCH COURTS AND, TO THE EXTENT PERMITTED BY LAW, WAIVES ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE VENUE OF ANY SUCH ACTION OR PROCEEDING IN ANY SUCH COURT OR THAT SUCH ACTION OR PROCEEDING WAS BROUGHT IN AN INCONVENIENT COURT AND AGREES NOT TO PLEAD OR CLAIM THE SAME;

(iii)	AGREES THAT SERVICE OF PROCESS IN ANY SUCH ACTION OR PROCEEDING MAY BE EFFECTED BY MAILING A COPY

THEREOF BY REGISTERED OR CERTIFIED MAIL (OR ANY SUBSTANTIALLY SIMILAR FORM OF MAIL), POSTAGE PREPAID, TO ITS ADDRESS SET FORTH UNDER ITS SIGNATURE BELOW OR AT SUCH OTHER ADDRESS OF WHICH THE ADMINISTRATIVE AGENT SHALL HAVE BEEN NOTIFIED; AND
(iv)	AGREES THAT NOTHING HEREIN SHALL AFFECT THE RIGHT TO EFFECT SERVICE OF PROCESS IN ANY OTHER MANNER PERMITTED BY LAW OR SHALL LIMIT THE RIGHT TO SUE IN ANY OTHER JURISDICTION.
          Section 10.11 WAIVER OF JURY TRIAL. EACH BORROWER, EACH LENDER AND THE ADMINISTRATIVE AGENT HEREBY IRREVOCABLY WAIVE, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT, ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY.
          Section 10.12 Acknowledgments. Each Borrower hereby acknowledges that:
(a)	it has been advised by counsel in the negotiation, execution, and delivery of this Agreement, the Notes and the other Loan Documents to which it is a party;

(b)	the Secured Parties have no fiduciary relationship to such Borrower, and the relationship between such Borrower and the Secured Parties is solely that of debtor and creditor; and

(c)	no joint venture exists among or between the Secured Parties and any such Borrower.
          Section 10.13 Non-liability of the Administrative Agent and the Lenders. Neither the Administrative Agent nor any Lender undertakes any responsibility to any Borrower to review or inform any Borrower of any matter in connection with any phase of a Borrower’s business or operations. Each Borrower agrees that neither the Administrative Agent nor any Lender shall have liability to any Borrower for losses suffered by a Borrower in connection with, arising out of, or in anyway related to the Transactions or any financing transaction contemplated and the relationship established by the Loan Documents, or any act, omission, or event occurring in connection therewith, unless it is determined in a final non-appealable judgment by a court of competent jurisdiction that such losses resulted from the gross negligence or willful misconduct of the party from which recovery is sought. Neither the Administrative Agent nor any Lender shall have any liability with respect to, and the Borrowers hereby waive, release and agree not to sue for, any special, indirect, consequential, or punitive damages suffered by the Borrowers in connection with, arising out of, or in any way related to the Loan Documents, the financing transactions contemplated thereby or any of the Transactions.

          Section 10.14 Amendment and Restatement.
     (a) On the Closing Date, the Credit Agreements and the Existing Forbearance Agreements shall be amended and restated in its entirety by this Agreement, and the Credit Agreements and the Existing Forbearance Agreements shall thereafter be of no further force and effect except to evidence (i) the incurrence by each Borrower of the indebtedness evidenced thereby, (ii) the representations and warranties made by any Borrower prior to the Effective Date, (iii) any action or omission performed or required to be performed pursuant to such the Credit Agreements and the Existing Forbearance Agreements prior to the Effective Date and (iv) the Static Loans will remain subject to the applicable Credit Agreement and Existing Forbearance Agreement. This Agreement is not in any way intended to constitute a novation of any obligation or liability of any Borrower existing under any Credit Agreement or Existing Forbearance Agreement or evidence payment of all or any portion of any such obligation and liability. Each security agreement and financing statement filed pursuant to any Credit Agreement or Existing Forbearance Agreement or any predecessor thereto shall remain in full force and effect in all respects as if such obligation or liability had been payable and effective originally as provided by this Agreement.
     (b) The terms and conditions of this Agreement and the Administrative Agent’s, Lenders’ and Huntington’s rights and remedies under this Agreement and the other Loan Documents shall apply to all of the obligations and liabilities incurred under any Credit Agreement or any Existing Forbearance Agreement and any promissory notes or other instruments issued thereunder.
     (c) Each Borrower reaffirms each Lien granted by it pursuant to any Existing Loan Document executed and delivered in connection with any Credit Agreement or any Existing Forbearance Agreement to The Huntington National Bank, as Lender and the Administrative Agent for the benefit of Lenders and Huntington, which Liens shall continue in full force and effect during the term of this Agreement and any renewals thereof and shall continue to secure the Obligations.
     (d) On and after the Effective Date, (i) all references to any Credit Agreement or any Existing Forbearance Agreement (or to any amendment or any amendment and restatement thereof) in any Loan Document (other than this Agreement) shall be deemed to refer to the such Credit Agreement or Existing Forbearance Agreement, as amended and restated hereby, (ii) all references to any section (or subsection) of any Credit Agreement or any Existing Forbearance Agreement in any Loan Document (but not herein) shall be amended to become, mutatis mutandis, references to the corresponding provisions of this Agreement and (iii) except as the context otherwise provides, on or after the Effective Date, all references to this Agreement herein (including for purposes of indemnification and reimbursement of fees) shall be deemed to refer to each Credit Agreement or Existing Forbearance Agreement, as amended and restated hereby.
     (e) This amendment and restatement is limited as written and is not a consent to any other amendment, restatement or waiver, whether or not similar and, except as expressly provided herein or in any other Loan Document, all terms and conditions of each Existing Loan Document remain in full force and effect unless otherwise specifically amended hereby or any other Loan Document.
          Section 10.15 Assignment of Liens. As of the Effective Date, Huntington hereby assigns to the Administrative Agent all Liens and security interests granted pursuant to any Credit Agreement, the Existing Forbearance Agreements and any assignment, pledge, security agreement or other Loan Document executed in connection therewith. In addition in respect to the Mortgage Loans and REO Properties being transferred to New Trust, Huntington assigns to New Trust all Liens and security interests granted in such Mortgage Loans and REO Properties pursuant to any Credit Agreement, the Existing Forbearance Agreements and any assignment, pledge, security agreement or other Loan Document executed in connection therewith.
          Section 10.16 Set-Off. In addition to any rights and remedies of each Lender and the Administrative Agent provided by this Agreement and by law, the Administrative Agent and each Lender shall have the right, without prior notice to any Borrower, any such notice being expressly waived by each Borrower to the extent permitted by applicable law, upon any amount becoming due and payable by any Borrower under this Agreement or any other Loan Document (whether at the stated maturity, by acceleration or otherwise) to set-off and appropriate and apply against such amount any and all Property and deposits (general or special, time or demand, provisional or final), in any currency, and any other credits, Indebtedness or claims, in any currency, in each case whether direct or indirect, absolute or contingent, matured or unmatured, at any time held or owing by the Administrative Agent, such Lender or any Affiliate thereof to or for the credit or the account of any Borrower, irrespective of whether the Administrative Agent or such Lender shall have made any demand under this Agreement or any other Loan Document and although such obligations of such Borrower may be contingent or unmatured or are owed to a branch or office of the Administrative Agent or such Lender different from the branch or office holding such deposit or obligated on such Indebtedness. Each Lender may set-off cash, the proceeds of the liquidation of any Collateral and all other sums or obligations owed by the Administrative Agent or such Lender or any of their Affiliates to any Borrower against all of Borrowers’ obligations to the Administrative Agent, such Lender or any of their Affiliates, whether under this Agreement, any other Loan Document or under any other agreement between the parties or between any Borrower and the Administrative Agent or any Lender, or otherwise, without prejudice to the Administrative Agent’s, any Lender’s or any of their Affiliate’s right to recover any deficiency. Each Lender and the Administrative Agent agrees promptly to notify such Borrower after any such set-off and application made by such Lender or the Administrative Agent; provided, that the failure to give such notice shall not affect the validity of such set-off and application. All amounts set off pursuant to this Section 10.16 shall be applied pursuant to Section 2.04(d) or Section 9.01(d), as applicable.
          Section 10.17 Entire Agreement; Continuation of Credit Agreement. This Agreement embodies the entire agreement and understanding of the parties hereto and supersedes any and all prior agreements, arrangements and understandings relating to the matters provided for herein. No alteration, waiver, amendments, change, or supplement hereto shall be binding or effective unless the same is set forth in writing by a duly authorized representative of each party hereto.

          Section 10.18 Full-Recourse. The Obligations of the Borrowers hereunder shall be full recourse to each Borrower and all property and assets of each Borrower, whether now owned or hereafter acquired, including, without limitation, the property and assets of any Borrower which any Borrower pledges on the date hereof, or may hereinafter from time to time pledge, as Collateral pursuant to the terms of this Agreement.
          Section 10.19 Confidentiality. The Administrative Agent and each Lender agree to hold any confidential information that it may receive from any Borrower in connection with this Agreement in confidence, except for disclosure (i) to its Affiliates and to the Administrative Agent and any other Lender and their respective Affiliates, (ii) to legal counsel, accountants, and other professional advisors to such Lender, (iii) to regulatory officials, (iv) to any Person as requested pursuant to or as required by law, regulation, or legal process, (v) to any Person in connection with any legal proceeding to which it is a party, (vi) to its direct or indirect contractual counterparties in swap agreements or to legal counsel, accountants, and other professional advisors to such counterparties, and (vii) to rating agencies if requested or required by such agencies in connection with a rating relating to the Advances. The Borrower agrees that the terms of this Section 10.19 shall set forth the entire agreement between the Borrowers and each Lender (including the Administrative Agent) with respect to any confidential information previously or hereafter received by such Lender in connection with this Agreement, and this Section 10.19 shall supersede any and all prior confidentiality agreements entered into by such Lender with respect to such confidential information. Notwithstanding anything in this Agreement to the contrary, confidential information shall not include, and each party to any of the Loan Documents and their respective Affiliates (and the respective partners, directors, officers, employees, advisors, representatives, and other agents of each of the foregoing and their Affiliates) may disclose to any and all Persons, without limitation of any kind, (i) any information with respect to the U.S. federal and state income tax treatment of the transactions contemplated hereby and any facts that may be relevant to understanding such tax treatment, which facts shall not include for this purpose the names of the parties or any other Person named herein, or information that would permit identification of the parties or such other Persons, or any pricing terms or other nonpublic business or financial information that is unrelated to such tax treatment or facts, and (ii) all materials of any kind (including opinions or other tax analyses) relating to such tax treatment or facts that are provided to any of the Persons referred to above, and it is hereby confirmed that each of the Persons referred to above has been authorized to make such disclosures since the commencement of discussions regarding the transactions contemplated hereby.
          Section 10.20 Consent to Transactions. Each Lender hereby consents to the Transactions.
          Section 10.21 Lien on Mortgage Loans and REO Properties. Each Lender hereby agrees that New Trust has acknowledged that the assets transferred pursuant to the Transfer Agreement for Mortgage Loans and REO Properties are transferred subject to the Lien of Huntington under the Existing Loan Documents and the Lien of the Administrative Agent pursuant to the Loan Documents and that such Liens have at all times been properly perfected Liens. Each Lender agrees that New Trust shall have no duty or obligation to the Administrative Agent or any Lender under any Loan Document or otherwise and that the Administrative Agent may permit New Trust to distribute, without qualification, (i) to the certificate holder of the

REIT Trust Certificates, the REIT Trust Certificates Percentage and (ii) to the certificate holders of each Participant Trust Certificate, the applicable Participant Trust Certificates Percentage, in each instance of all net collections received by New Trust irrespective of any default or event of default under any Existing Loan Agreement or any Default or Event of Default under this Agreement. Neither the Administrative Agent nor any of its Affiliates, nor any of their respective officers, directors, employees, agents, or attorneys-in-fact, shall be liable to any Lender for any action lawfully taken or omitted to be taken by it or such Person under or in connection herewith or in connection with any of the other Loan Documents in respect to any Lien on any asset of New Trust.
          Section 10.22 Release of Pledged Interests in FCMC. In connection with the incentives provided to the Servicer under the Servicing Agreement, each Lender hereby agrees and directs the Administrative Agent to release a portion of the Pledged Interests in FCMC to Holding pursuant to the following schedule of Net Remittances. The Administrative Agent shall be entitled to rely on a certificate of the Servicer as to the amount of Net Remittances. Provided that the requisite Net Remittances have been made, the Pledged Interests in FCMC shall be released to Holding based upon Net Remittances in the amount of not less than the amount set forth in the table below, within the time specified below, for a partial release of percentage of Equity Interests specified below:

	Minimum Amount of Net		Release of Equity
Level	Remittances (Minimum Level Amount)	Time Period	Interests
Level 1	$225,000,000	1 year from Effective Date	10% (70% reduces to 60%)
Level 2	$475,000,000	3 years from Effective Date	10% —(60% reduces to 50%)
Level 3	$575,000,000	No time period specified	10% — (50% reduces to 40%)
Level 4	$650,000,000	No time period specified	10% —(40 reduces to 30%)
Level 5	$750,000,000	No time period specified	10% —(30 reduces to 20%)
; provided, however, (i) if Net Remittances do not reach the minimum Level 1 amount prior to the first anniversary of the Effective Date, but reach the minimum Level 2 amount prior to the third anniversary of the Effective Date, the release of the Pledged Equity Interests in FCMC to Holding shown in Level 1 shall reduce 5% in respect of Level 1 (70% reduces to 55%), and any subsequent releases of Pledged Equity Interests in FCMC shall reduce 10% from the Pledged Equity Interests in FCMC in effect prior to the achievement of such applicable minimum Level amount; and provided further that (ii) if Net Remittances do not reach the minimum Level 1 amount prior to the first anniversary of the Effective Date and do not reach the minimum Level 2 amount prior to the third anniversary of the Effective Date, then the release of the Pledged

Equity Interests in FCMC shall be released as follows: (x) upon attaining the minimum Level 3 amount, the Pledged Equity Interests in FCMC shall reduce 25% (from 70% to 45%); (y) upon attaining the minimum Level 4 amount, the Pledged Equity Interests in FCMC shall reduce 10% (from 45% to 35%), and (z) upon attaining the minimum Level 5 amount, the Pledged Equity Interests in FCMC shall reduce 10% (from 35% to 25%).
          Article XI. The Administrative Agent.
          Section 11.01 Appointment; Nature of Relationship. Huntington is hereby appointed by each of the Lenders as its contractual representative (referred to as the “Administrative Agent”) under this Agreement and under each other Loan Document, and each of the Lenders irrevocably authorizes the Administrative Agent in this Agreement to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent by the terms of this Agreement, together with such actions and powers as are reasonably incidental thereto. The Administrative Agent agrees to act as such contractual representative upon the express conditions contained in this Section 11.01. Notwithstanding the use of the defined term “Administrative Agent,” it is expressly understood and agreed that the Administrative Agent shall not have any fiduciary responsibilities to any Lender by reason of this Agreement or any other Loan Document and that the Administrative Agent is merely acting as the contractual representative of the Lenders with only those duties as are expressly set forth in this Agreement and the other Loan Documents. The Administrative Agent acknowledges, solely in its capacity as the Administrative Agent, that (i) it is a “representative” of the Lenders within the meaning of the term “secured party” as defined in the Uniform Commercial Code, and (ii) it is acting as an independent contractor, the rights and duties of which are limited to those expressly set forth in this Agreement and the other Loan Documents. Without limiting the generality of the foregoing, or of any other provision of the Loan Documents that provides rights or powers to the Administrative Agent, Lenders agree that the Administrative Agent shall have the right to exercise the following powers as long as this Agreement remains in effect: (a) maintain, in accordance with its customary business practices, ledgers and records reflecting the status of the Obligations, the Collateral, the Collections of the Borrowers and their Subsidiaries, and related matters, (b) execute or file any and all financing or similar statements or notices, amendments, renewals, supplements, documents, instruments, proofs of claim, notices and other written agreements with respect to the Loan Documents, (c) exclusively receive, apply, and distribute the Collections of the Borrowers and their Subsidiaries as provided in the Loan Documents, (d) open and maintain such bank accounts as the Administrative Agent deems necessary and appropriate in accordance with the Loan Documents for the foregoing purposes with respect to the Collateral and the Collections of the Borrowers and their Subsidiaries, (e) perform, exercise, and enforce any and all other rights and remedies of the Lenders with respect to the Borrowers, the Obligations, the Collateral, the Collections of the Borrowers and their Subsidiaries, or otherwise related to any of same as provided in the Loan Documents, and (f) incur and pay such expenses as the Administrative Agent may deem necessary or appropriate for the performance and fulfillment of its functions and powers pursuant to the Loan Documents; provided, however, that the Administrative Agent agrees, in its capacities as administrator under the Administration Agreement and as Administrative Agent hereunder, without the consent of the Required Lenders, it will not (i) take any action to amend or consent or agree to amend the New Trust Trust Agreement or (ii) direct New Trust to take any action, in each instance, that adversely affects, in any material respect, any right of any Lender under any Loan Document, other than as expressly permitted under the terms of this Agreement.
          Section 11.02 Exculpatory Provisions. Neither the Administrative Agent nor any of its Affiliates, nor any of their respective officers, directors, employees, agents, or attorneys-in-fact, shall be liable to any Lender for any action lawfully taken or omitted to be taken by it or such Person under or in connection herewith or in connection with any of the other Loan Documents (except to the extent any of the foregoing is found in a final non-appealable judgment by a court of competent jurisdiction to have resulted from the gross negligence or willful misconduct of the such Person) or responsible in any manner to any of the Lenders for any recitals, statements, representations, or warranties made by any of the Borrowers contained in this Agreement or in any of the other Loan Documents or in any certificate, report, document, financial statement, or other written or oral statement referred to or provided for in, or received by the Administrative Agent under or in connection herewith, or in connection with the other Loan Documents, or enforceability or sufficiency therefor of any of the other Loan Documents, or for any failure of a Borrower to perform its obligations under this Agreement or thereunder. The Administrative Agent shall not be responsible to any Lender for the effectiveness, genuineness, validity, enforceability, collectibility, or sufficiency of this Agreement, or any of the other Loan Documents or for any representations, warranties, recitals, or statements made herein or therein or made by any Borrower in any written or oral statement or in any financial or other statements, instruments, reports, certificates, or any other documents in connection herewith or therewith furnished or made by the Administrative Agent to the Lenders or by or on behalf of the Borrowers to the Administrative Agent or any Lender or be required to ascertain or inquire as to the performance or observance of any of the terms, conditions, provisions, covenants, or agreements contained herein or therein or as to the use of the proceeds of the Advances or of the existence or possible existence of any Default or Event of Default or to inspect the properties, books or records of the Borrowers. The Administrative Agent is not a trustee for the Lenders and owes no fiduciary duty to the Lenders. Each Lender recognizes and agrees that the Administrative Agent shall not be required to determine independently whether the conditions described in Sections 5.01 and 5.02 have been satisfied and, when the Administrative Agent disburses funds to the Borrowers, it may rely fully upon statements contained in the relevant requests by the Borrowers.
          Section 11.03 Reliance on Communications. The Administrative Agent shall be entitled to rely upon, and shall not incur any liability of relying upon, any Note, notice, consent, request, certificate, affidavit, letter, telegram, facsimile, telex, electronic mail message, statement, instrument, paper, document, or other writing (including any electronic message, Internet or intranet website posting, or other distribution) believed by it in good faith to be genuine and correct and to have been signed or sent by the proper person or persons, and, in respect to legal matters, upon the opinion of counsel selected by the Administrative Agent, which counsel may be employees of the Administrative Agent. For purposes of determining compliance with the conditions specified in Sections 5.01 and 5.02, each Lender that has signed this Agreement or has become a party hereto pursuant to the terms of Section 12 hereof shall be deemed to have consented to, approved or accepted, or to be satisfied with, each document or other matter required thereunder to be consented to, approved by, or acceptable or satisfactory to, a Lender, unless the Administrative Agent shall have received notice from such Lender prior to the applicable date specifying its objection thereto.

          Section 11.04 Delegation of Duties. The Administrative Agent may execute any of its duties as the Administrative Agent hereunder and under any other Loan Document by or through employees, agents, and attorneys-in-fact and shall not be answerable to the Lenders, except as to money or securities received by it or its authorized agents, and to the extent any conduct is found in a final non-appealable judgment by a court of competent jurisdiction to have resulted from the gross negligence or willful misconduct of the Administrative Agent or any such agents or attorneys-in-fact. The Administrative Agent shall be entitled to the advice of legal counsel, accountants, and other professionals selected by the Administrative Agent concerning the contractual arrangement between the Administrative Agent and the Lenders and all matters pertaining to the Administrative Agent’s duties under this Agreement and under any other Loan Document. The Borrowers and the Lenders agree that the Administrative Agent may delegate any of its duties under this Agreement to any of its Affiliates, and that any such Affiliate that performs duties in connection with this Agreement shall be entitled to the same benefits of the indemnification, waiver, and other protective provisions to which the Administrative Agent is entitled under Section 10.03.
          Section 11.05 The Administrative Agent’s Reimbursement and Indemnification. The Administrative Agent may incur and pay expenses to the extent the Administrative Agent reasonably deems necessary or appropriate for the performance and fulfillment of its functions, powers, and obligations pursuant to the Loan Documents, including court costs, attorneys fees and expenses, fees and expenses of financial accountants, advisors, consultants, and appraisers, costs of collection by outside collection agencies, auctioneer fees and expenses, and costs of security guards or insurance premiums paid to maintain the Collateral, whether or not the Borrowers are obligated to reimburse the Administrative Agent or Lenders for such expenses pursuant to the Credit Agreement or otherwise. The Administrative Agent is authorized and directed to deduct and retain sufficient amounts from the Collections of each Borrower and any Subsidiary of a Borrower received by the Administrative Agent to reimburse the Administrative Agent for such out-of-pocket costs and expenses prior to the distribution of any amounts to any Lender or any other Person. In the event the Administrative Agent is not reimbursed for such costs and expenses from the Collections of the Borrowers their Subsidiaries received by the Administrative Agent, the Lenders agree to reimburse and indemnify the Administrative Agent for their Pro Rata Share of (i) any amounts not reimbursed by the Borrower for which the Administrative Agent is entitled to reimbursement by the Borrower under the Loan Documents, (ii) any other expenses incurred by the Administrative Agent on behalf of the Lenders, in connection with the preparation, execution, delivery, administration and enforcement of the Loan Documents (including, without limitation, for any expenses incurred by the Administrative Agent in connection with any dispute between the Administrative Agent and any Lender or between two or more of the Lenders), and (iii) any liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses, or disbursements of any kind and nature whatsoever that may be imposed on, incurred by, or asserted against the Administrative Agent in any way relating to or arising out of the Loan Documents or any other document delivered in connection therewith or the transactions contemplated thereby (including, without limitation, for any such amounts incurred by or asserted against the Administrative Agent in connection with any dispute between the Administrative Agent and any Lender or between two or more of the Lenders), or the enforcement of any of the terms of the Loan Documents or of any such other documents; provided, that (i) no Lender shall be liable for any of the foregoing to the extent any of the foregoing is found in a final non-appealable judgment by a court of competent jurisdiction to have resulted from the gross negligence or willful misconduct of the Administrative Agent and (ii) any indemnification required pursuant to Section 2.06 shall, notwithstanding the provisions of this Section 11.05, be paid by the relevant Lender in accordance with the provisions thereof. The obligations of the Lenders under this Section 11.05 shall survive payment of the Advances and termination of this Agreement.
          Section 11.06 Notice of Default. The Administrative Agent shall not be deemed to have knowledge or notice of the occurrence of any Default or Event of Default, unless the Administrative Agent has received written notice from a Lender or the Borrower referring to this Agreement describing such Default or Event of Default and stating that such notice is a “notice of default.” In the event that the Administrative Agent receives such a notice, the Administrative Agent shall give prompt notice thereof to the Lenders. The Administrative Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement or under any of the other Loan Documents in accordance with a request of the Required Lenders (or to the extent specifically required, all the Lenders) and such request and any action or failure to act pursuant thereto shall be binging upon all the Lenders (including their successors and assigns and any Participants).
          Section 11.07 Rights as a Lender. If the Administrative Agent is also a Lender, the Administrative Agent shall have the same rights and powers under this Agreement and under any other Loan Document with respect to its Commitment and its Advances as any Lender and may exercise the same as though it were not the Administrative Agent, and the term “Lender” or “Lenders” shall, at any time when the Administrative Agent is a Lender, unless the context otherwise indicates, include the Administrative Agent in its individual capacity. The Administrative Agent and its Affiliates may accept deposits from, lend money to, and generally engage in any kind of business, in addition to those contemplated by this Agreement or any other Loan Document, with the Borrower or any of its Subsidiaries in which the Borrower or such Subsidiary is not restricted hereby from engaging with any other Person and without any duty to account therefor to the Lenders.
          Section 11.08 Non-Reliance on Administrative Agent and Other Lenders. Each Lender acknowledges that it has, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement and the other Loan Documents. Each Lender also acknowledges that it will, independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement and the other Loan Documents. Except for any notice, report, document or other information expressly required to be furnished to the Lenders by the Administrative Agent under this Agreement, the Administrative Agent shall not have any duty or responsibility (either initially or on a continuing basis) to provide any Lender with any notice, report, document, credit information or other information concerning the affairs, financial condition or business of the Borrower or any of its Affiliates that may come into the possession of the Administrative Agent (regardless of whether in its capacity as Administrative Agent) or any of its Affiliates.

          Section 11.09 Resignation of Administrative Agent. The Administrative Agent may resign at any time upon 30 days prior written notice to the Lenders and the Borrowers. Upon such receipt of any such notice of resignation, the Required Lenders shall have the right, in consultation with the Borrower Representative, to appoint a successor, which shall be a bank with an office in the United States of America, or an Affiliate of any such bank with an office in the United States of America. If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days after the retiring Administrative Agent gives notice of its resignation, then the retiring Administrative Agent may on behalf of the Lenders appoint a successor Administrative Agent meeting the qualifications set forth above, provided that if the Administrative Agent shall notify the Borrower and the Lenders that no qualifying Person has accepted such appointment, then such resignation shall nonetheless become effective in accordance with such notice and (1) the retiring Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents (except that in the case of any collateral security held by the Administrative Agent on behalf of the Lenders under any of the Loan Documents, the retiring Administrative Agent shall continue to hold such collateral security until such time as a successor Administrative Agent is appointed) and (2) all payments, communications and determinations provided to be made by, to or through the Administrative Agent shall instead be made by or to each Lender directly, until such time as the Required Lenders appoint a successor Administrative Agent as provided for above in this paragraph). Upon the acceptance of a successor’s appointment as Administrative Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring (or retired) Administrative Agent, and the retiring Administrative Agent shall be discharged from all of its duties and obligations hereunder or under the other Loan Documents (if not already discharged therefrom as provided above in this paragraph). The fees payable by the Borrower to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor. After the retiring Administrative Agent’s resignation hereunder and under the other Loan Documents, the provisions of this Section 11.09 and Section 10.03 shall continue in effect for the benefit of such retiring Administrative Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring Administrative Agent was acting as the Administrative Agent.
          Section 11.10 Administrative Agent Fees. The Borrowers agree to pay to the Administrative Agent, for its account, the Administrative Agent Fees on the Effective Date and on each anniversary thereof, pursuant to this Agreement or as otherwise agreed from time to time.
          Section 11.11 Execution of Collateral Documents. The Lenders hereby empower and authorize the Administrative Agent to execute and deliver to the Borrowers on their behalf the Loan Documents and all related financing statements and any financing statements, agreements, documents, or instruments as shall be necessary or appropriate to effect the purposes of this Agreement.
          Section 11.12 Collateral. (a) The Lenders hereby irrevocably authorize the Administrative Agent, at its option and in its sole discretion, to release any Lien on any Collateral (i) upon the termination of the Commitments and payment and satisfaction in full by the Borrowers of all Obligations, (ii) constituting property in which no Borrower owned any interest at the time Lien was granted nor at any time thereafter, (iii) constituting property leased to any Borrower or a Subsidiary of a Borrower under a lease that has expired or is terminated in a transaction permitted under this Agreement, (iv) constituting property that a Borrower has authorization to Transfer under the terms of this Agreement or any other Loan Document or (v) constituting property for which such release shall otherwise have been approved by the Required Lenders. Upon request by the Administrative Agent or any Borrower at any time, the Lenders will confirm in writing the Administrative Agent’s authority to release any such Liens on particular types or items of Collateral pursuant to this Section 11.12; provided, however, that (1) the Administrative Agent shall not be required to execute any document necessary to evidence such release on terms that, in the Administrative Agent’s opinion, would expose the Administrative Agent to liability or create any obligation or entail any consequence other than the release of such Lien without recourse, representation, or warranty, and (2) such release shall not in any manner discharge, affect, or impair any Obligation of any Borrower or any Lien (other than a Lien expressly being released) upon any interest retained by any Borrower, including, the proceeds of any sale, all of which shall continue to constitute part of the Collateral. Anything contained herein to the contrary notwithstanding, each Lender agrees that the Administrative Agent, at any time upon the written request of Huntington, may release the REIT Shares as collateral security for the Advances in reduction or satisfaction of any such Advances held by Huntington or any Affiliate thereof.
     (b) The Administrative Agent shall have no obligation whatsoever to any of the Lenders to assure that the Collateral exists or is owned by Borrowers or is cared for, protected, or insured or has been encumbered, or that Liens of the Administrative Agent have been properly or sufficiently or lawfully created, perfected, protected, or enforced or are entitled to any particular priority, or to exercise at all or in any particular manner or under any duty of care, disclosure or fidelity, or to continue exercising, any of the rights, authorities and powers granted or available to the Administrative Agent pursuant to any of the Loan Documents, it being understood and agreed that in respect of the Collateral, or any act, omission, or event related thereto, subject to the terms and conditions contained herein, the Administrative Agent may act in any manner it may deem appropriate, in its sole discretion given the Administrative Agent’s own interest in the Collateral in its capacity as one of the Lenders, and that the Administrative Agent shall have no other duty or liability whatsoever to any Lender as to any of the foregoing, except as otherwise provided herein.
               Section 11.13 Agency for Perfection. The Administrative Agent hereby appoints each other Lender as its agent (and each Lender hereby accepts such appointment) for the purpose of perfecting the Administrative Agent’s Liens in assets which, in accordance with Article 9 of the UCC can be perfected only by possession. Should any Lender obtain possession of any such Collateral, such Lender shall notify the Administrative Agent thereof, and, promptly upon the Administrative Agent’s request therefor shall deliver such Collateral to the Administrative Agent or in accordance with the Administrative Agent’s instructions.
               Article XII. Participations and Assignments.
               Section 12.01 Permitted Participants; Effect.

     (a) Any Lender may at any time sell to one or more banks or other entities (“Participants”) participating interests in any Advance owing to such Lender, any Note held by such Lender, any Commitment of such Lender or any other interest of such Lender under the Loan Documents, subject to the consent of the Administrative Agent unless such sale is to an Eligible Assignee. Such participation shall be in writing and a copy thereof shall be provided promptly to the Administrative Agent. In the event of any such sale by a Lender of participating interests to a Participant, such Lender’s obligations under the Loan Documents shall remain unchanged, such Lender shall remain solely responsible to the other parties to this Agreement for the performance of such obligations, such Lender shall remain the owner of its Advances and the holder of any Note issued to it in evidence thereof for all purposes under the Loan Documents, all amounts payable by the Borrower under this Agreement shall be determined as if such Lender had not sold such participating interests, and the Borrower and the Administrative Agent shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement.
     (b) Voting Rights. Each Lender shall retain the sole right to approve, without the consent of any Participant, any amendment, modification, or waiver of any provision of the Loan Documents other than any amendment, modification, or waiver with respect to any Advance or Commitment in which such Participant has an interest that would require consent of all of the Lenders pursuant to the terms of Section 10.04.
     (c) Benefit of Certain Provisions. The Borrower agrees that each Participant shall be deemed to have the right of set-off provided in Section 10.16 in respect of its participating interest in amounts owing under the Loan Documents to the same extent as if the amount of its participating interest were owing directly to it as a Lender under the Loan Documents, provided that each Lender shall retain the right of set-off provided in Section 10.16 with respect to the amount of participating interests sold to each Participant. The Lenders agree to share with each Participant, and each Participant, by exercising the right of set-off provided in Section 10.16, agrees to share with each Lender, any amount received pursuant to the exercise of its right of setoff, such amounts to be shared in accordance with Section 2.04 (d) or Section 9.01, as applicable, as if each Participant were a Lender. The Borrower further agrees that each Participant shall be entitled to the benefits of Sections 2.03, 2.07, 3.02, 3.03 and 9.01 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to Section 12.02, provided that (i) a Participant shall not be entitled to receive any greater payment other than the Lender who sold the participating interest to such Participant would have received had it retained such interest for its own account, unless the sale of such interest to such Participant is made with the prior written consent of the Borrower, and (ii) any Participant not incorporated under the laws of the United States of America or any State thereof agrees to comply with the provisions of Section 3.03 to the same extent as if it were a Lender.
     (d) Limitations upon Participant Rights. A participant shall not be entitled to receive any greater payment under Section 3.01 than the applicable Lender would have been entitled to receive with respect to the participation sold to such participant, unless the sale of the participation to such Participant is made with the Borrower’s prior written consent.
          Section 12.02 Assignments.
          (a) Successors and Assigns Generally. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that the Borrowers may not assign or otherwise transfer any of its rights or obligations under this Agreement without the prior written consent of the Administrative Agent and each Lender, and no Lender may assign or otherwise transfer any of its rights or obligations under this Agreement except (i) to an assignee in accordance with Section 12.02(b), (ii) by way of participation in accordance with Section 12.01, or (iii) by way of pledge or assignment of a security interest subject to the restrictions of Section 12.02(e) (and any other attempted assignment or transfer by any party hereto shall be null and void). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, participants to the extent provided in Section 12.01 and, to the extent expressly contemplated hereby, the Related Parties of each of the Secured Parties) any legal or equitable right, remedy, or claim under or by reason of this Agreement.
          (b) Assignments by Lenders. Any Lender may at any time assign to one or more banks or other entities (“Purchasers”) all or any part of its rights and obligations under this Agreement and the Loan Documents. Such assignment shall be substantially in the form of Exhibit H or in such other form as may be agreed to by the parties thereto. Each such assignment shall be subject to the following:
          1) Minimum Amounts.
          i) in the case of any assignment of the entire remaining amount of the assigning Lender’s Commitment and the Advances at the time owing to it or in the case of an assignment to a Lender or an Affiliate of a Lender no minimum amount need be assigned; and
          ii) in any case not described in clause (b)(i)(A) of this Section 12.02, the aggregate amount of the Commitment (which for this purpose includes Advances outstanding thereunder) or, if the applicable Commitment is not then in effect, the principal outstanding balance of the Advances of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Acceptance with respect to such assignment is delivered to the Administrative Agent or, if “Trade Date” is specified in the Assignment and Acceptance, as of the Trade Date) shall not be less than $2,500,000, in the case of any assignment in respect of a term facility, unless each of the Administrative Agent and, so long as no Default or Event of Default has occurred and is continuing, the

Borrower otherwise consents (each such consent not to be unreasonably withheld or delayed).
     2) Proportionate Amounts. Each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement with respect to the Advance or the Commitment assigned.
     3) Required Consents. No consent shall be required for any assignment except to the extent required by paragraph (b)(i)(B) of this Section 12.02 and, in addition:
     i) the consent of the Borrower (such consent not to be unreasonably withheld or delayed) shall be required unless (x) an Event of Default has occurred and is continuing at the time of such assignment or (y) such assignment is to a Lender or an Affiliate of a Lender or is in connection with merger or consolidation of a Lender or a Transfer by Lender of one or more of its loan portfolios; and
     ii) the consent of the Administrative Agent (such consent not to be unreasonably withheld or delayed) shall be required for assignments in respect of (i) an unfunded or revolving credit facility if such assignment is to a person that is not a Lender with a Commitment in respect of such facility or an Affiliate of such Lender with respect to such Lender or (ii) a funded term facility to a Person who is not a Lender or an Affiliate of a Lender.
     4) Assignment and Acceptance. The parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Acceptance, together with a processing and recordation fee of $3,500, and the assignee, if it is not a Lender, shall deliver to the Administrative Agent an administrative questionnaire in form prescribed by the Administrative Agent.
     5) No Assignment to Borrower. No such assignment shall be made to the Borrower or any of the Borrower’s Affiliates or Subsidiaries.
     6) No Assignment to Natural Persons. No such assignment shall be made to a natural person.
     (c) Effect; Effective Date. Upon (i) delivery to the Administrative Agent of an assignment, together with any consents required by Section 12.02(b), and (ii) payment of a $3,500 fee to the Administrative Agent for processing such assignment (unless such fee is waived by the Administrative Agent), such assignment shall become effective on the assignment effective date specified in such assignment. The assignment shall contain a representation by the Purchaser to the effect that none of the consideration used to make the purchase of the Commitment and Advances under the applicable assignment agreement constitutes “plan assets” as defined under ERISA and that the rights and interests of the Purchaser in and under the Loan Documents will not be “plan assets” under ERISA. On and after the assignment effective date of such assignment, such Purchaser shall for all purposes be a Lender party to this Agreement and any other Loan Document executed by or on behalf of the Lenders and shall have all the rights and obligations of a Lender under the Loan Documents, to the same extent as if it were an original party thereto, and the transferor Lender shall be released with respect to the Commitment and Advances assigned to such Purchaser without any further consent or action by the Borrower, the Lenders or the Administrative Agent. In the case of an assignment covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a Lender under this Agreement but shall continue to be entitled to the benefits of, and subject to, those provisions of this Agreement and the other Loan Documents that survive payment of the Advances and termination of the applicable agreement. Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this Section 12.02 shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with Section 12.01. Upon the consummation of any assignment to a Purchaser pursuant to this Section 12.02, the transferor Lender, the Administrative Agent, and the Borrower shall, if the transferor Lender or the Purchaser desires that its Advances be evidenced by Notes, make appropriate arrangements so that new Notes or, as appropriate, replacement Notes are issued to such transferor Lender and new Notes or, as appropriate, replacement Notes, are issued to such Purchaser, in each case in principal amounts reflecting their respective Commitments, as adjusted pursuant to such assignment.
     (d) Register. The Administrative Agent shall maintain at one of its offices in Columbus, Ohio a copy of each Assignment and Acceptance delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amounts of the Advances owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive, and the Borrower, the Administrative Agent, and the Lenders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Borrowers at any reasonable time and from time to time upon reasonable prior notice.
     (e) Certain Pledges. Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of that Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank; provided, that no such pledge or assignment shall release that Lender from any of its obligations under this Agreement or substitute any such pledge or assignee for such Lender as a party to this Agreement; provided, however that such Federal Reserve Bank may enforce such pledge or security interest in any manner permitted by applicable law.
          Section 12.03 Dissemination of Information. Each Borrower authorizes each Lender to disclose to any Participant or Purchaser or any other Person acquiring an interest in the Loan Documents by operation of law (each a “Transferee”) and any prospective Transferee any and all documents and information in such Lender’s possession relating to the Borrowers and their Subsidiaries; provided, that each Transferee and prospective Transferee agrees to be bound by Section 10.19 of this Agreement.
          Section 12.04 Tax Treatment. If any interest in any Loan Document is transferred to any Transferee that is not incorporated under the laws of the United States or any State thereof, the transferor Lender shall cause such Transferee, concurrently with the effectiveness of such transfer, to comply with the provisions of Section 3.03 of this Agreement.
[SIGNATURE PAGES FOLLOW]

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered as of the day and year first above written

BORROWERS:

FRANKLIN CREDIT ASSET CORPORATION

By:	/s/ Alexander Gordon Jardin
Name:	Alexander Gordon Jardin
Title:	Chief Executive Officer

Address for Notices:

101 Hudson St., 25th Floor
Jersey City, New Jersey 07302
Fax: (201) 604-4400
Attention: General Counsel

With a copy to:

Kramer Levin Naftalis & Frankel LLP
1177 Avenue of the Americas
New York, New York 10036
Fax: (212) 715-8346
Attention: J. Michael Mayerfeld, Esq.

TRIBECA LENDING CORP.

By:	/s/ Alexander Gordon Jardin
Name:	Alexander Gordon Jardin
Title:	Chief Executive Officer

Address for Notices:

Same as above

With a copy to:

Same as above
Signature Page to Amended and Restated Credit Agreement

FRANKLIN ASSET, LLC

By:	/s/ Alexander Gordon Jardin
Name:	Alexander Gordon Jardin
Title:	President and Chief Executive Officer

Address for Notices:

Same as above

With a copy to:

Same as above

EACH BORROWER LISTED ON SCHEDULE 1 ATTACHED HERETO:

By:	/s/ Alexander Gordon Jardin
Name:	Alexander Gordon Jardin

Title: as Chief Executive Officer of, and on behalf of, each Borrower listed on Schedule 1 attached hereto.

Address for Notices:

Same as above

With a copy to:

Same as above
Signature Page to Amended and Restated Credit Agreement

ADMINISTRATIVE AGENT:

THE HUNTINGTON NATIONAL BANK

By:	/s/ Alan D. Seitz
Name:	Alan D. Seitz
Title:	Senior Vice President

Address for Notices:

2361 Morse Road
NC3W67
Columbus, Ohio 43229
Attn: Special Assets
Telephone No.: (614) 480-5355
Telecopier No.: (614) 480-3795

With a copy to:

Porter Wright Morris & Arthur LLP
41 South High Street
Columbus, Ohio 43215
Attn: Timothy E. Grady, Esq.
Telecopier No.: (614) 227-2105
Telephone No.: (614) 227-2100
Signature Page to Amended and Restated Credit Agreement

LENDERS:

THE HUNTINGTON NATIONAL BANK, as Lender

By:	/s/ Alan D. Seitz
Name:	Alan D. Seitz
Title:	Senior Vice President

Address for Notices:

Same Address as Administrative Agent

With a copy to:

Same Address as Administrative Agent
Signature Page to Amended and Restated Credit Agreement

HUNTINGTON FINANCE LLC, as Lender

By:	/s/ James K. Ciroli
Name:	James K. Ciroli
Title:	Vice President

Address for Notices:

c/o Huntington Bancshares Incorporated
41 South High Street
Columbus, Ohio 43215
Attn: James K. Ciroli, Vice President
Telephone No.: (614) 480-5931
Telecopier No.: (614) 480-4284

With a copy to:

Same Address as Administrative Agent
Signature Page to Amended and Restated Credit Agreement

M & I MARSHALL & ILSLEY BANK, as Lender

By:	/s/ Thomas R. Johnson
Name:	Thomas R. Johnson
Title:	Senior Vice President

By:	/s/ Mark P. Schaus
Name:	Mark P. Schaus
Title:	Vice President

Address for Notices:

M & I Marshall & Ilsley Bank
770 N. Water Street
Milwaukee, WI 53202
Attn: Thomas R. Johnson and Mark P. Schaus
Telephone No.: (414) 765-7610
Telecopier No.: (414) 298-2744
e-mail: Thomas.Johnson@micorp.com and Mark.Schaus@micorp.com

With a copy to:

Michael Best & Friedrich LLP
100 East Wisconsin Avenue, Suite 3300
Milwaukee, WI 53202
Attn: K. Thor Lundgren, Esq.
Phone: (414) 225-4952
Fax: (414) 277-0652
E-mail: KTLundgren@michaelbest.com
Signature Page to Amended and Restated Credit Agreement

BOS (USA) INC., as Lender

By: Bank of Scotland plc, as Administrative Agent

By:	/s/ Julia R. Franklin

Name: Julia R. Franklin
Title: Assistant Vice President

Address for Notices:

1095 Avenue of Americas, 35th Floor
New York, NY 10036
Attn: Christine Renard and John Yusi
Telephone No.: (212) 803-3445
Telecopier No.: (212) 883-6610

With a copy to:

Sullivan & Worcester LLP
ZAG/S&W LLP
One Post Office Square
Boston, MA 02109
Attn: Gayle P. Ehrlich
Telephone No.: (617) 338-2453
Telecopier No.: (617) 338-2880
Signature Page to Amended and Restated Credit Agreement

Schedule 1
BORROWERS
Schedule 1-1

Schedule 2
PARTICIPATION AGREEMENTS
Participation Agreements by and between The Huntington National Bank and Huntington Finance, LLC:
1.	Third Amended and Restated Participation Agreement – Tranche D Credits, dated as of March 31, 2008.

2.	Participation Agreement, dated as of September 30, 2008.

3.	Sixth Amended and Restated Participation Agreement – Tranche A and B Advances Made To Tribeca Lending Corp., dated as of December 8, 2008.

4.	Sixth Amended and Restated Participation Agreement – Tranches A, B-1, B-2, B-3, B-4, and C Advances Made to Franklin Credit Management Corporation, dated as of December 8, 2008.

5.	Participation Certificate Tranches B-1 and B-2 Advances Made to Franklin Credit Management Corporation (Certificate No. D-01), dated September 30, 2008.

6.	Participation Certificate Tranches B-1 and B-2 Advances Made to Franklin Credit Management Corporation (Certificate No. D-03), dated September 30, 2008.

7.	Participation Certificate Tranches B-1 and B-2 Advances Made to Franklin Credit Management Corporation (Certificate No. D-05), dated September 30, 2008.

8.	Participation Certificate Tranches B-1 and B-2 Advances Made to Tribeca Lending Corp. (Certificate No. D-02), dated September 30, 2008.

9.	Participation Certificate Tranches B-1 and B-2 Advances Made to Tribeca Lending Corp. (Certificate No. D-04), dated September 30, 2008.

10.	Participation Certificate Tranches B-1 and B-2 Advances Made to Tribeca Lending Corp. (Certificate No. D-06), dated September 30, 2008.
Participation Agreements by and between The Huntington National Bank and M&I Marshall & Ilsley Bank:
1.	Amended and Restated Participation Agreement, dated as of December 28, 2007.

2.	Second Amended and Restated Participation Agreement, dated as of March 31, 2008.
Schedule 2-1

Participation Agreements by and between The Huntington National Bank and BOS (USA), Inc.:
1.	Participation Agreement (Tribeca), dated as of March 31, 2008.
Schedule 2-2

Schedule 3
COMMITMENTS OF LENDERS
Schedule 3

Schedule 6.15
SUBSIDIARIES
Schedule 6.15

Schedule 7
TRANSACTION DOCUMENTS
1.	Transfer and Assignment Agreement, dated as of March 31, 2009, among Franklin Credit Asset Corporation, Franklin Credit Management Corporation, Tribeca Lending Corp. and each of their respective subsidiaries listed on Schedule I thereof and Franklin Mortgage Asset Trust 2009-A.

2.	Servicing Agreement, dated as of March 31, 2009, between Franklin Mortgage Asset Trust 2009-A and Franklin Credit Management Corporation.

3.	Trust Agreement, dated as of March 31, 2009, among Franklin Credit Asset Corporation, Franklin Credit Management Corporation, Tribeca Lending Corp. and each of their respective subsidiaries listed on Schedule I thereof.

4.	Administration Agreement, dated as of March 31, 2009, between The Huntington National Bank and Franklin Mortgage Asset Trust 2009-A.
Schedule 7

Schedule 7.22
POST-CLOSING MATTERS
Schedule 7.22

EXHIBIT A
FORM OF PROMISSORY NOTE TRANCHE A

EXHIBIT B
FORM OF TRANCHE B NOTE

EXHIBIT C
FORM OF TRANCHE C NOTE

EXHIBIT D
FORM OF SECURITY AGREEMENT

EXHIBIT E
FORM OF INVESTMENT PROPERTY SECURITY AGREEMENT

EXHIBIT F
FORM OF PLEDGE AGREEMENT

EXHIBIT G
FORM OF PLEDGE AGREEMENT — CLAIMS

EXHIBIT H
FORM OF ASSIGNMENT AND ACCEPTANCE AGREEMENT